UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934 (Amendment No.     )
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☐	Soliciting Material Pursuant to §240.14a-12

SNYDER’S-LANCE, INC.

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SNYDER’S-LANCE, INC.
13024 Ballantyne Corporate Place, Suite 900
Charlotte, North Carolina 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Snyder’s-Lance, Inc.:
          The 2011 annual meeting of stockholders of Snyder’s-Lance, Inc., a North Carolina corporation, will be held at the Springhill Suites Charlotte Ballantyne, 12325 Johnston Road, Charlotte, North Carolina 28277, on Tuesday, May 3, 2011 at 9:30 a.m., Eastern Daylight Time, for the following purposes:
1.	To elect the four directors nominated by the board of directors.

2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm for fiscal year 2011.

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

5.	To transact such other business as may properly come before the meeting and any adjournments thereof.
          Only stockholders of record as of the close of business on March 9, 2011 are entitled to receive notice of, and to vote at, the annual meeting.
          Please vote by Internet, telephone or mail as soon as possible so your shares will be voted promptly, even if you plan to attend the annual meeting in person. Additional information about voting is included in the accompanying proxy statement and your proxy card.

By order of the Board of Directors,

Rick D. Puckett Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Charlotte, North Carolina
March 30, 2011
Important Notice Regarding the Availability of
Proxy Materials for the 2011 Annual Meeting of Stockholders
to be held on May 3, 2011
          The Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 1, 2011 are available at www.envisionreports.com/LNCE.

i

SNYDER’S-LANCE, INC.

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the 2011 Annual Meeting of Stockholders of Snyder’s-Lance, Inc. (“Snyder’s-Lance,” the “Company,” “we,” “us,” or “our”). This proxy statement contains important information for you to consider when deciding how to vote on the matters to be brought before the annual meeting. Please read it carefully.
On December 6, 2010, a wholly-owned subsidiary of Lance, Inc. (“Lance”) was merged with and into Snyder’s of Hanover, Inc. (“Snyder’s), with the result that Snyder’s became a wholly-owned subsidiary of Lance, Inc. (the “merger”). In connection with the merger, Lance changed its name to Snyder’s-Lance, Inc. effective December 10, 2010. References to “Lance” and “Snyder’s” in this proxy statement refer to the companies as they existed before the merger.
This proxy statement and the accompanying materials were first mailed to stockholders on or about March 30, 2011.
GENERAL INFORMATION
Why am I receiving these materials?
You have received these proxy materials because the board of directors of Snyder’s-Lance is soliciting your proxy to vote your shares at the annual meeting. The proxy statement includes information that we are required to provide you under SEC rules and is designed to assist you in voting your shares.
What is a proxy?
Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.
What is included in these materials?
These materials include:
•	the Notice of the 2011 annual meeting;

•	the Proxy Statement for the annual meeting;

•	a proxy card for the annual meeting; and

•	the 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended January 1, 2011.
What items will be voted on at the annual meeting?
There are four proposals scheduled to be voted on at the annual meeting:
•	the election of the four directors nominated by the board, each to serve for a term of three years;

•	the ratification of the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2011;

•	an advisory vote on the compensation of our named executive officers; and

•	an advisory vote on the frequency on which we will hold the advisory vote on the compensation of our named executive officers.
The board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.
What are the board’s voting recommendations?
Our board of directors recommends that you vote your shares:
•	“FOR” each of the board’s nominees to the board of directors;

•	“FOR” the ratification of the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2011;

•	“FOR” the proposal regarding an advisory vote on executive compensation; and

•	“EVERY YEAR” for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation.
Who can attend the annual meeting?
Admission to the annual meeting is limited to:
•	stockholders as of the close of business on March 9, 2011;

•	holders of valid proxies for the annual meeting; and

•	our invited guests.
Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date.
When is the record date and who is entitled to vote?
The board of directors set March 9, 2011 as the record date. All holders of our common stock as of the close of business on that date are entitled vote. Each share of common stock is entitled to one vote. As of the record date, there were 67,007,666 shares of common stock outstanding.
What is a stockholder of record?
A stockholder of record or registered stockholder is a stockholder whose ownership of Snyder’s-Lance stock is reflected directly on the books and records of our transfer agent, Computershare Investor Services, LLC. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record, we may require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.
How do I vote?
You may vote by any of the following methods:
•
In person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person at the meeting.

•	By phone or via the Internet. You may vote by proxy by phone or via the Internet by following the instructions in the proxy card provided.

•	By mail. You may vote by proxy by signing and returning the proxy card provided.
If you vote by phone or the Internet, please have your proxy card available. The control number appearing on your card is necessary to process your vote. A phone or Internet vote authorizes the named proxy holders in the same manner as if you marked, signed and returned a proxy card by mail.
How can I change or revoke my vote?
You may change or revoke your vote as follows:
•
Stockholders of record. You may change or revoke your proxy or voting instructions by (1) submitting a written notice of revocation to our Secretary at 13024 Ballantyne Corporate Place, Harris Building, Suite 900, Charlotte, North Carolina 28277, (2) submitting another timely vote (including by phone or Internet) or (3) attending the annual meeting and voting in person. For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.
What happens if I do not give specific voting instructions?
Stockholders of record. If you are a stockholder of record and you:
•	indicate when voting on the Internet or by phone that you wish to vote as recommended by the board of directors, or

•	sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.
Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
The election of directors (“Proposal 1”), the advisory vote on the compensation of the named executive officers (“Proposal 3”) and the advisory vote on the frequency of the advisory vote on the compensation of the named executive officers (“Proposal 4”) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1, Proposal 3 and Proposal 4.
The ratification of appointment of KPMG LLP as our independent registered public accounting firm for 2011 (“Proposal 2”) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposal 2.

What is the quorum for the annual meeting?
The presence, in person or by proxy, of the holders of a majority of Snyder’s-Lance common stock issued and outstanding as of the close of business on the record date. This is called a “quorum.” A quorum is necessary to conduct business at the annual meeting.
What is the voting requirement to approve each of the proposals?
The following are the voting requirements for each proposal:
•
Proposal 1. Election of the directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. This means the four director nominees receiving the highest number of votes will be elected.

•
Proposal 2. Approval of the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2011 requires the affirmative vote of a majority of the votes cast on Proposal 2 at the annual meeting.

•	Proposal 3. Approval, on an advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast on Proposal 3 at the annual meeting.

•
Proposal 4. With respect to the advisory vote of the frequency of the advisory vote on the compensation of the named executive officers, the alternative receiving the greatest number of votes –every year, every two years or every three years–will be the alterative that the stockholders approve on an advisory basis.

How are abstentions and broker non-votes treated?
Broker non-votes and abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. Abstentions and broker non-votes are not counted as votes cast at the annual meeting and therefore will have no impact on the outcome of Proposals 1, 2, 3 and 4.
Who pays for solicitation of proxies?
We are paying the cost of soliciting proxies. We have retained Georgeson, Inc. for a cost of $7,500, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.
Where can I find the voting results of the annual meeting?
Snyder’s-Lance will announce preliminary or final voting results at the annual meeting and publish final results in a Form 8-K filed with the SEC within four business days of the completion of the meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth as of January 31, 2011 information concerning the beneficial ownership of our common stock by (1) the only persons known by us to be beneficial owners of more than 5% of our common stock, (2) each director and nominee for director, (3) each executive officer named in the Summary Compensation Table on page 30 and (4) all directors, director nominees and executive officers as a group:

	Number of Shares		Percent of
Name and Address of	and Nature of		Common Stock
Beneficial Owner	Beneficial Ownership		Outstanding (1)
Michael A. Warehime and Patricia A. Warehime	12,119,995	(2)	18.0%
13024 Ballantyne Corporate Place, Suite 900 Charlotte, NC 28277
Sally W. Yelland	5,446,708	(3)	8.2%
13024 Ballantyne Corporate Place, Suite 900 Charlotte, NC 28277
Charles E. Good	4,687,352	(4)	7.1%
1250 York Street Hanover, PA 17331
Jeffrey A. Atkins	11,000		*
Peter P. Brubaker	71,012	(5)	*
C. Peter Carlucci, Jr.	62,352	(6)	*
John E. Denton	67,352	(7)	*
William R. Holland	24,054		*
James W. Johnston	780,968	(8)	1.2%
Carl E. Lee, Jr.	562,575	(9)	*
W. J. Prezzano	14,000		*
David V. Singer	622,222	(10)	*
	470,294	(11)	*
Dan C. Swander	13,000		*
Isaiah Tidwell	24,651		*
Rick D. Puckett	159,136	(12)	*
Blake W. Thompson	111,610	(13)	*
Kevin A. Henry	33,005	(14)	*
Margaret E. Wicklund	61,666	(15)	*
Glenn A. Patcha	27,099	(16)	*
Earl D. Leake	93,343	(17)	*
Directors, director nominees and executive officers as a group (20 persons)	19,157,704	(18)	30.4%

*	Less than 1%.

(1)	Based on 66,423,346 shares outstanding on January 31, 2011 plus options held by such persons that are exercisable within 60 days of January 31, 2011.

(2)
Michael A. Warehime has sole power to vote or direct the vote of 9,954,345 shares (including 756,884 shares issuable upon exercise of outstanding stock options). Patricia A. Warehime has sole power to vote or direct the vote of 823,350 shares (including 27,712 shares issuable upon exercise of outstanding stock options). Mr. Warehime has sole power to vote or to direct the vote of 995,900 shares owned by Warehime Enterprise, Inc. (“WEI”). Michael and Patricia Warehime also have sole power to vote or to direct the vote of 346,400 shares owned by MAW Associates, LP (“MAW”). Michael and Patricia Warehime are married and may be deemed to share beneficial ownership of their shares. Of these shares, 346,400 are pledged as security for loans made to MAW.

(3)
Sally W. Yelland has sole power to vote or direct the vote of 3,828,370 shares (including 62,352 shares issuable upon exercise of outstanding stock options). She has shared power to vote or to direct the vote of 1,618,338 shares held by certain trusts. Such power is shared with the other trustee of the trusts, Charles E. Good.

(4)
Charles E. Good has sole power to vote or direct the vote of 115,381 shares held directly by him. He also has shared power to vote or to direct the vote of 118,077 shares owned jointly with his wife. Mr. Good has sole power to vote or direct the vote of 2,790,144 shares held by certain trusts for the benefit of Warehime family members. He also has shared power to vote or direct the vote of 1,623,750 shares held by certain trusts. He shares voting power over 1,618,338 of such shares with Sally W. Yelland.

(5)	Represents shares held directly by Mr. Brubaker and his wife.

(6)	Includes 62,352 shares subject to exercisable options.

(7)	Includes 62,352 shares subject to exercisable options.

(8)	Includes 743,168 shares held indirectly by Mr. Johnston’s wife as trustee and beneficiary and 25,000 shares held in another trust for the benefit of Mr. Johnston’s wife.

(9)	Includes 304,206 shares held directly by Mr. Lee and his wife and 258,369 shares which may be acquired upon exercise of options.

(10)	Includes 361,135 shares subject to exercisable options.

(11)
Consists of shares held by the Philip L. Van Every Foundation (the “Foundation”), of which Mr. Singer is a member of the Board of Administrators, which holds the sole voting and dispositive power of such shares.

(12)	Includes 126,061 shares subject to exercisable options.

(13)	Includes 90,817 shares subject to exercisable options.

(14)	Includes 18,657 shares subject to exercisable options.

(15)	Includes 43,912 shares subject to exercisable options.

(16)	Includes 14,479 shares subject to exercisable options.

(17)	Includes 66,613 shares subject to exercisable options.

(18)
Includes 2,018,308 shares subject to exercisable options held by directors, director nominees and executive officers, 470,294 shares held by the Foundation of which Mr. Singer is a member of the Board of Administrators and 346,400 shares pledged as security. Does not include shares beneficially owned by Charles E. Good.

In connection with the merger, Michael A. Warehime and Patricia A. Warehime entered into a standstill agreement with Lance. Pursuant to the terms of the standstill agreement, subject to certain exceptions, neither Michael A. Warehime nor Patricia A. Warehime may (i) acquire or attempt to acquire any additional shares of Snyder’s-Lance stock or any material assets of Snyder’s-Lance or its subsidiaries, (ii) transfer any or all of their shares of Snyder’s-Lance stock or (iii) take any action contrary to maintaining certain aspects of the proposed governance structure of Snyder’s-Lance through 2012, including agreements regarding the reduction of the total number of directors over time and the re-election of certain Lance directors eligible for re-election in 2011 and 2012. The standstill agreement limits Mr. and Mrs. Warehime’s aggregate beneficial ownership to no more than thirty percent (30%) of the issued and outstanding shares of Snyder’s-Lance common stock. The standstill agreement will terminate on December 6, 2013 or earlier upon an agreement by all the parties.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and beneficial owners of more than 10% of our common stock are required to furnish us copies of all ownership reports they file. Based solely on our review of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and beneficial owners of more than 10% of our common stock complied with all applicable filing requirements on a timely basis during fiscal year 2010, except for Kevin A. Henry who filed a late Form 4 covering two transactions that occurred on February 25, 2010 and Carl E. Lee, Jr. who filed a late Form 4 covering one transaction that occurred on December 10, 2010.
PROPOSAL 1 – ELECTION OF DIRECTORS
The board of directors is divided into three classes. Directors are elected by class for three-year terms. The board of directors has nominated the following four directors for election at the 2011 annual meeting to hold office until the annual meeting of stockholders in 2014 and until their successors are elected and qualified:
•	C. Peter Carlucci, Jr.
•	James W. Johnston
•	W. J. Prezzano
•	Patricia A. Warehime
The nominees were selected by the board of directors in accordance with the bylaws and governance principles of the Company and the terms of the merger agreement between Lance and Snyder’s. Under the merger agreement, the parties agreed to the composition of the board of directors through the 2012 annual meeting of stockholders. The board of directors has determined that each of the four nominees qualifies as an independent director under applicable listing standards of The Nasdaq Global Select Market (“Nasdaq”), except for Patricia A. Warehime.
All of the nominees are current directors, and each has agreed to be named in this proxy statement and serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the holders of the proxies solicited by the board intend to vote your shares for any substitute nominee proposed by the board of directors. The proxies being solicited cannot be voted for a greater number of individuals than the four nominees named in this proxy statement.
Election of the directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. Accordingly, the four director nominees receiving the highest number of votes will be elected. An abstention or broker non-vote will have no effect on the outcome of the election of directors.
The board of directors unanimously recommends that you vote “FOR” each of the four nominees listed above.
Information About Directors and Nominees
The following table lists each of the nominees for director and the directors whose terms of office will continue after the annual meeting.

			Expiration of Term as	Director
Name	Age	Position with the Company	Director	Since
Jeffrey A. Atkins	62	Director	2012	2006
Peter P. Brubaker	64	Director	2012	2010
C. Peter Carlucci, Jr.	67	Director	Director Nominee	2010
John E. Denton	67	Director	2013	2010
James W. Johnston	64	Director	Director Nominee	2008
Carl E. Lee, Jr.	51	President and Chief Operating Officer and Director	2012	2010
W. J. Prezzano	70	Lead Independent Director	Director Nominee	1998
David V. Singer	55	Chief Executive Officer and Director	2013	2003
Dan C. Swander	67	Director	2013	2004
Isaiah Tidwell	66	Director	2012	1995
Michael A. Warehime	69	Chairman of the Board	2013	2010
Patricia A. Warehime	56	Director	Director Nominee	2010

Set forth below is biographical information about each nominee and continuing director, including for each nominee or director, the individual’s principal occupation, as well as a brief description of the specific experience, qualifications, attributes or skills that led the board of directors to conclude that such nominee or director should serve as a director.
Jeffrey A. Atkins served as the Executive Vice President and Chief Financial Officer of ACH Food Companies, Inc., a Memphis, TN food manufacturer, distributor and marketer, from 2003 until his retirement in 2010. He worked as a private investor from 2001 until 2003; Chief Financial Officer of Springs Industries, Inc., a Fort Mill, SC manufacturer and distributor of textile home furnishings from 1999 until 2001; and Chief Executive Officer and Chief Financial Officer of Pete’s Brewing Company, a Palo Alto, CA craft-beer brewer and marketer from 1997 until 1998. He held various positions including Vice President of Corporate Planning (1995-1996) at The Quaker Oats Co., a Chicago, Illinois food and beverage marketer and manufacturer, from 1977 to 1996. He serves as Chairman of the board of directors of Stratus Foods, Inc., a manufacturer and distributor of edible oils. Mr. Atkins brings to the board of directors a valuable understanding of the food industry gained through his many years of experience with several companies in the industry, including almost 20 years with The Quaker Oats Company. He also provides a unique perspective to the board of directors because of his experience as the chief financial officer for multiple companies.
Peter P. Brubaker has been the President of Hammer Creek Enterprises LLC, a private investment and financial advisory firm, since 2005. From 1995 until 2005, Mr. Brubaker was the President and Chief Executive Officer of Susquehanna Media Company, a radio broadcasting and cable television company. He served as the Vice President and Chief Financial Officer of Susquehanna Pfaltzgraff Company from 1980 until 2004. He is on the board of directors of FEC Technologies. Mr. Brubaker served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the merger. Mr. Brubaker is qualified to be a director because of the valuable combination of financial expertise and executive and managerial experience that he brings to the board of directors.
C. Peter Carlucci, Jr. has been a member of the law firm of Eckert Seamans Cherin & Mellott, LLC since 1989. From 2005 until 2007, he served as a director of Sigma Coatings USA, Inc. and a managing director of Sigma Coatings USA, B.V., producers of industrial coatings. Mr. Carlucci was a director of Snyder’s from June 1980 until December 2010 when he was appointed to the Company’s board of directors in connection with the merger. Mr. Carlucci provides a valuable perspective to the board of directors from his experience in the legal profession. He also brings an appreciation of the role of a board of directors which was acquired through his service on Snyder’s and other boards.
John E. Denton works as a private investor. From 2004 until 2009, Mr. Denton was a partner at Maloney, Mitchell and Denton, a commercial real estate firm specializing in planned unit developments and mixed use communities. He has worked as a Division Manager at Proctor and Gamble Food Products, President of Hanover Foods, and Chairman and Chief Executive Officer of New World Pasta. Mr. Denton has also served as President and Chief Executive Officer of Snyder’s. Mr. Denton served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the merger. Mr. Denton is qualified for service on the board of directors because of his extensive knowledge of the food industry acquired through his experience with numerous companies in the industry, including Snyder’s. His understanding and appreciation of Snyder’s business is valuable to the board of directors.
James W. Johnston has served as the President and Chief Executive Officer of Stonemarker Enterprises, Inc., a Mooresville, NC consulting and investment company, since 1996. He was the Vice Chairman of RJR Nabisco, Inc., a Winston-Salem, NC diversified manufacturer of consumer products from 1995 until 1996; Chairman of R. J. Reynolds Tobacco Worldwide from 1993 until 1996; and Chairman and Chief Executive Officer of R. J. Reynolds Tobacco Co. from 1989 until 1996. He is a director of Sealy Incorporated. Mr. Johnston provides the board of directors with a valuable perspective acquired through his significant leadership and executive experience. He also brings an important understanding of the role of a board of directors because of his previous board experience.
Carl E. Lee, Jr. has served as President and Chief Operating Officer of Snyder’s-Lance since December 2010. He served as the President and Chief Executive Officer of Snyder’s of Hanover, Inc. from 2005 until December 2010. From 1986 until 1997, Mr. Lee held various sales and marketing positions with Frito-Lay, including Vice President and General Manager for Frito-Lay Southeast Region and managing sales for Frito-Lay Europe. In 1997, Mr. Lee began working for Nabisco where he led their South American business, served as President of their Caricam Region and their Southern Cone Region. Mr. Lee also led Nabisco’s Global Export business which covered 95 countries. Mr. Lee has served on the Board of Directors of Welch’s Foods since 2009. Mr. Lee served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the merger. Mr. Lee brings to the board of directors his significant understanding of Snyder’s business and operations acquired through his service as the President and CEO of Snyder’s. His extensive experience in the snack food industry provides the board with a valuable perspective.
W. J. Prezzano served as the Chairman of the Board of Lance from 2005 until 2010 and has worked as a private investor since 1997. He was elected as Lead Independent Director of the Company in December 2010 in connection with the merger. He was the Vice Chairman of Eastman Kodak, Inc. in Rochester, NY from 1996 until 1997. During his 32-year career, Mr. Prezzano’s responsibilities included managing Kodak’s extensive consumer products and brands globally. He is a director of TD Bank Financial Group (Toronto, Canada), TD Ameritrade Holding Corporation, Roper Industries, Inc. and EnPro Industries, Inc. and former Chairman of Medical University of South Carolina Foundation. He is also a member of the Board of Trustees of Charleston Day School. Mr. Prezzano brings to the board of directors his significant managerial and executive experience as well as extensive experience serving on multiple boards of directors. His years of dedicated service as a member of the Company’s board of directors also qualify him to serve as a member of the board of directors.
David V. Singer has served as the Chief Executive Officer of the Company since 2005. He served as the President and Chief Executive Officer of Lance from 2005 until the merger with Snyder’s in 2010. He was the Executive Vice President and Chief Financial Officer of Coca-Cola Bottling Co. Consolidated, Charlotte, NC, beverage manufacturing and distribution, from 2001 until 2005 and Vice President and Chief Financial Officer of Coca-Cola Bottling Co. Consolidated from 1986 until 2001. He is a director of Flowers Foods, Inc. and has been a director of Snyder’s-Lance since 2003. In addition, Mr. Singer earned a BS is Marketing and an MBA from Pennsylvania State University. Mr. Singer provides the board of directors with a vital understanding and appreciation of the Company’s business which he developed while serving as its President and CEO and as a member of its board of directors for the past eight years. He brings extensive management and financial experience to the board of directors as well as significant knowledge of the food and beverage industries.
Dan C. Swander has been the Operating Partner of Swander Pace Capital, an equity investment firm specializing in consumer products and related industries in San Francisco, CA since 2006. He was the Chief Executive Officer of Method Products, Inc., a San Francisco, CA marketer of household cleaning and personal care products, from 2008 until 2009; Executive Vice President of Basic American Foods, Inc., a Walnut Creek, CA food manufacturing company from 2004 until 2005; President and Chief Operating Officer of International Multifoods Corporation, a Minnetonka, MN food manufacturing company, from 2001 until 2004; and Chairman and Director of Swander Pace & Company, a strategy consulting firm specializing in the food, beverage and packaged goods industries in San Francisco, CA, from 1987 until 2001. Mr. Swander’s significant executive experience, which includes experience in the food and packaged goods industries, particularly qualifies him to serve on the board of directors. Mr. Swander brings his knowledge of the finance sector to the board of directors acquired through his experience with an equity investment firm.
Isaiah Tidwell has worked as a private investor since 2005. He was the Georgia Wealth Management, Director, Executive Vice President – Wachovia Bank, N.A. in Atlanta, GA from 2001 until 2005; President of Georgia Banking – Wachovia Bank, N.A. in Atlanta, GA from 1999 until 2001; and Executive Vice President and Southern/Western Regional Executive of Wachovia Bank, N.A. from 1996 until 1999. He is a Director of Ruddick Corporation and Lincoln National Corporation. Mr. Tidwell’s years of dedicated service as a member of Lance, Inc.’s board of directors qualify him for service on the board of directors of Snyder’s-Lance. His experience in the banking industry also provides a valuable perspective to the board of directors.
Michael A. Warehime has served as the Chairman of the Company’s Board of Directors since December 2010. He was the Chairman of the Board of Directors of Snyder’s before the merger with Lance. From 1973 until 1992, he served as the Chairman and a Director of Farmers Bank & Trust Company. Mr. Warehime is also the President of Warehime Enterprise, ARWCO Corporation and MAW Associates, LP, and the Co-Chairman and Chief Executive Officer of Seafood America. Mr. Warehime, who owns a significant equity interest in the Company, is uniquely qualified to serve on the board of directors because of his deep knowledge of Snyder’s business and his many years of experience in the food industry. In addition, he brings to the Board of Directors his expertise in the areas of marketing, sales and finance. Mr. Warehime is married to Patricia A. Warehime.
Patricia A. Warehime worked as an occupational therapist at the Lincoln Intermediate Unit Preschool Program in New Oxford, Pennsylvania. She currently serves on the board of directors of Capital Blue Cross Insurance

Company and is a member of the board of trustees of Elizabethtown College in Elizabethtown, Pennsylvania. Ms. Warehime served as a member of the board of directors of Snyder’s until December 2010 when she was appointed to the Company’s board of directors in connection with the merger. Ms. Warehime brings to the board of directors an appreciation for the role of a board of directors acquired through her diverse board experience. Ms. Warehime is married to Michael A. Warehime.
William R. Holland and Sally W. Yelland will retire from the board of directors in accordance with the age guidelines for membership on the board when their terms expire at the 2011 annual meeting of stockholders.
CORPORATE GOVERNANCE
The Board of Directors
We are governed by a board of directors and various committees of the board that meet throughout the year. The board of directors and its committees have general oversight responsibility for our affairs. In exercising its fiduciary duties, the board of directors represents and acts on behalf of Snyder’s-Lance and our stockholders.
Director Independence
The board of directors determines the independence of its members based on the standards specified by Nasdaq. The board of directors has reviewed the relationships between Snyder’s-Lance and each director to determine compliance with the Nasdaq standards. Based on its review, the board of directors has determined that the following directors and director nominees are independent: Jeffrey A. Atkins, Peter P. Brubaker, C. Peter Carlucci, Jr., John E. Denton, William R. Holland, James W. Johnston, W.J. Prezzano, Dan C. Swander and Isaiah Tidwell. A majority of the current members of the board of directors are independent. The board of directors has also determined that each member of the audit and compensation committee is independent.
In conducting its review of director independence, the board of directors reviewed the following transactions, relationships or arrangements. All matters described below are within the Nasdaq independence standards.

Name	Matters Considered
C. Peter Carlucci, Jr.	Legal services provided to the Company by Eckert Seamans Cherin & Mellott, LLC; employment of Mr. Carlucci’s son by a subsidiary of the Company.
The independent directors of the board meet at least twice each year in executive session without the other directors.
Meetings of the Board of Directors
The board of directors held 13 meetings during fiscal year 2010. Each incumbent director attended 75% or more of the board and applicable committee meetings during fiscal year 2010 for the periods during which each such director served. Each director is expected to attend the annual meeting of stockholders in person. All incumbent directors who were directors of the Company at the time of the 2010 annual meeting of stockholders attended the 2010 annual meeting, except for S. Lance Van Every who was absent due to illness.
The independent directors held 11 executive sessions in 2010.
Board Leadership Structure
The board of directors does not have a general policy regarding the separation of the roles of Chairman of the Board and CEO. The board of directors believes that it is in our best interests to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on our circumstances. Mr. Singer is the CEO and Mr. Warehime is the Chairman of the Board, meaning the roles of Chairman of the Board and CEO are currently separate.
If the Chairman of the Board is not an independent director, our corporate governance principles provide for a Lead Independent Director. The Lead Independent Director is elected by the independent directors of the board. The Lead Independent Director:
•	coordinates the activities of the independent directors;

•	advises the Chairman and participates with the Chairman and CEO in preparing board meeting schedules and agendas;

•	advises the Chairman and CEO as to the quality, quantity and timeliness of information provided to the independent directors;

•	presides at all meetings of the board when the Chairman is not present and at all executive sessions of the board;

•	calls meetings of the independent directors;

•	recommends the retention of consultants by the board;

•	interviews director candidates along with the members of the governance and nominating committee;

•	assists with compliance with our governance principles;

•	coordinates and moderates executive sessions of the board;

•	evaluates the CEO’s performance along with the compensation committee;

•	recommends to the governance and nominating committee the membership of the committees of the board and committee chairmen; and

•	serves as a member of the executive committee and as a member of all other committees of the board.
Mr. Warehime is the Chairman of the Board and Mr. Prezzano is the Lead Independent Director.
Board Committees
The board of directors has a standing audit committee, compensation committee, executive committee, banking and contracts committee and governance and nominating committee. The board of directors may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the board of directors.
The members of the board’s committees are identified in the following table:

				Governance and	Banking and
Director	Audit	Compensation	Executive	Nominating	Contracts
Jeffrey A. Atkins	Chair		X
Peter P. Brubaker	X			X
C. Peter Carlucci, Jr.		X		X
John E. Denton		X	X	X
William R. Holland		Chair	X	X
James W. Johnston	X			X
Carl E. Lee, Jr.
W.J. Prezzano	X	X	X	Chair	X
David V. Singer			X		Chair
Dan C. Swander		X		X
Isaiah Tidwell	X	X
Michael A. Warehime			Chair
Patricia A. Warehime
Sally W. Yelland
Each committee of the board of directors functions pursuant to a written charter adopted by the board of directors. Copies of each of the committee charters are available on our website, www.lanceinc.com, under the Investor Relations tab.

The following table provides information about the operation and key functions of each board committee:

			Number of
			Meetings in
Committee	Members	Functions and Additional Information	Fiscal 2010
Audit Committee	Jeffrey A. Atkins (1) Peter P. Brubaker James W. Johnston W.J. Prezzano Isaiah Tidwell	• Assists the board of directors in fulfilling its oversight responsibilities by overseeing and reviewing the financial reports and other financial information provided to the stockholders	6
		• Provides director oversight of the independent auditor, which includes having sole authority and responsibility for appointment, termination and compensation of the independent auditor
		• Consults with the independent auditor out of the presence of management about internal controls and the fullness and accuracy of our financial statements
		• Reviews the integrity of our internal and external financial reporting processes
		• Considers and approves, if appropriate, major changes to our auditing and accounting principles and practices as suggested by the independent auditor, management or the internal auditor
		• Monitors our systems and procedures for compliance with laws, regulations and other legal requirements
		• Oversees our risk assessment and risk management policies
		• Oversees the development of our enterprise risk management policies and procedures
		• The board of directors has determined that Mr. Atkins is an “audit committee financial expert” within the meaning of applicable SEC regulations
		• The board of directors has determined that all of the members of the audit committee are “independent” within the meaning of applicable Nasdaq listing standards
Compensation Committee	William R. Holland (1) C. Peter Carlucci, Jr. John E. Denton W.J. Prezzano Dan C. Swander Isaiah Tidwell	• Administers and interprets our executive employee stock plans • Reviews the compensation of our executive officers and establishes their compensation (other than the CEO) • Recommends performance criteria for the CEO to the board of directors	4
		• Evaluates the performance of the CEO and reports to the board of directors on such evaluation
		• Makes recommendations to the board of directors concerning the compensation of the CEO and non-employee directors
		• The board of directors has determined that all of the members of the compensation committee are “independent” within the meaning of applicable Nasdaq listing standards
Executive Committee	Michael A. Warehime (1) Jeffrey A. Atkins John E. Denton William R. Holland W.J. Prezzano David V. Singer	• Exercises the authority of the board and acts on its behalf from time, except when such authority is delegated to the independent directors or the delegation of such authority is prohibited by law	1
Governance and Nominating	W.J. Prezzano (1) Peter. C. Brubaker	• Identifies, evaluates and recommends candidates for election to the board of directors	4
Committee	C. Peter Carlucci, Jr. John E. Denton William R. Holland James W. Johnston Dan C. Swander
•    Recommends the members of each committee and the Chairman of each committee to the board of directors
•    Assesses and reviews with the board of directors the appropriate qualifications for members of the board of directors

		• Reviews and recommends appropriate changes to the board of directors regarding our corporate governance principles, codes of conduct and ethics and other corporate governance documents
		• Reviews the adequacy of the committee charters and recommends any changes to the board of directors
		• The board of directors has determined that all of the members of the governance and nominating committee are “independent” within the meaning of applicable Nasdaq listing standards

			Number of
			Meetings in
Committee	Members	Functions and Additional Information	Fiscal 2010
Banking and Contracts Committee	David V. Singer (1) W.J. Prezzano	• Selects our banks and financial institutions • Designates those officers and employees authorized to conduct business with such banks and financial institutions	0
		• Reviews, approves and authorizes certain contracts arising in the ordinary course of business

(1)	Committee Chairman
Board’s Role in Risk Oversight
Management is responsible for managing the risks that Snyder’s-Lance faces. The board of directors is responsible for overseeing management’s approach to risk management. The involvement of the full board of directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk. While the board of directors has ultimate oversight responsibility for overseeing management’s risk management process, the board has delegated to the audit committee the lead role in overseeing the Company’s approach to risk management.
The audit committee is responsible for (i) overseeing our risk assessment and risk management policies; (ii) overseeing management’s identification, monitoring and evaluation of our major financial and other risk exposures, including operational, legal, regulatory, business, commodity, major project, strategic, credit, liquidity, derivative, reputation and external risks; (iii) overseeing the development of our enterprise risk management policies and procedures, including limits and tolerances, risk roles and responsibilities, risk mitigation decisions and risk related assumptions; and (iv) reporting regularly to the board of directors on our overall enterprise risk management program.
The compensation committee also assists the board in its oversight of the evaluation and management of risks related to our compensation policies and practices.
Director Nomination Process
The board of directors has delegated to its governance and nominating committee the responsibility for identifying, evaluating and recommending director candidates to the board of directors. In identifying potential director candidates, the governance and nominating committee seeks input from other members of the board of directors and executive officers. Additionally, the governance and nominating committee may consider director candidates recommended by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the governance and nominating committee. The governance and nominating committee will also consider director candidates appropriately recommended by stockholders.
In evaluating director candidates, the governance and nominating committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, the governance and nominating committee considers the following factors, in addition to any other factors deemed appropriate by the governance and nominating committee:
•	whether the candidate is of the highest ethical character and shares our values;

•	whether the candidate’s reputation, both personal and professional, is consistent with our image and reputation;

•	whether the candidate’s diverse characteristics, experiences, perspectives and skills would benefit the board of directors given the current composition of the board of directors;

•	whether the candidate is “independent” as defined by the applicable Nasdaq listing standards and other applicable laws, rules or regulations regarding independence;

•
whether the candidate qualifies as someone who is “financially sophisticated” or as an “audit committee financial expert” as described in the Nasdaq listing standards or any other applicable laws, rules or regulations;

•
whether the candidate is free from material conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable Nasdaq listing standards or other applicable laws, rules or regulations;

•
whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•
if the candidate is an incumbent director, the director’s overall service to Snyder’s-Lance during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the governance and nominating committee may consider in identifying director nominees, but the governance and nominating committee does not have a formal policy regarding board diversity.
The governance and nominating committee assesses and reviews these guidelines with the board of directors each year and modifies them as appropriate. The board of directors also considers these guidelines in carrying out its responsibility for filling vacancies and selecting nominees for election as directors at annual meetings of stockholders. All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above.
Stockholder Recommendations of Director Candidates
Stockholders who wish to recommend director candidates for consideration by the governance and nominating committee may do so by submitting a written recommendation to the chairman of the governance and nominating committee c/o our Secretary at 13024 Ballantyne Corporate Place, Harris Building, Suite 900, Charlotte, North Carolina 28277. Such recommendation must include the following:
•	the name and address of the stockholder submitting the recommendation or the beneficial owner, if any, on whose behalf the recommendation is made;

•
the class and number of shares of our stock that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation;

•	sufficient biographical information concerning the director candidate, including a statement about the director’s qualifications;

•
all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•	description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made; and

•	a written consent of the candidate to be named in our proxy statement and to stand for election if nominated by the board of directors and to serve if elected by the stockholders.
Recommendations by stockholders for director candidates to be considered for the 2012 annual meeting must be submitted by December 1, 2011. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement.
Our Bylaws provide that nominations of persons for elections to the board of directors may be made at any annual meeting of the stockholders by any stockholder entitled to vote on such election. Such nominations must be submitted in writing to our Secretary at our principal office at least 75 days, but not more than 105 days, before the first anniversary of the preceding year’s annual meeting, and in accordance with the procedures specified in our

Bylaws. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept the nomination of any person that is not submitted in compliance with such procedures.
Stockholder Communications with the Board
Stockholders may communicate with any of our directors by sending a written communication to a director c/o our Secretary at 13024 Ballantyne Corporate Place, Harris Building, Suite 900, Charlotte, North Carolina 28277. All communications received in accordance with theses procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, relating to routine or insignificant matters, advertisements, commercial solicitations or frivolous or offensive communications.
DIRECTOR COMPENSATION
The following table shows the compensation paid to each non-employee director who served on our board of directors in 2010:

	Fees
	Earned or
	Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)(5)(6)	($)
Jeffrey A. Atkins	75,500	72,080	—	20,840	168,420
J.P. Bolduc	71,500	72,080	—	20,840	164,420
Peter P. Brubaker	—	—	—	—	0
C. Peter Carlucci, Jr.	1,500	—	—	—	1,500
John E. Denton	1,500	—	—	—	1,500
William R. Holland	76,000	72,080	—	32,680	180,760
James W. Johnston	64,000	72,080	—	20,840	156,920
W.J. Prezzano	128,000	72,080	—	32,680	232,760
Dan C. Swander	70,000	72,080	—	20,840	162,920
Isaiah Tidwell	70,000	72,080	—	20,840	162,920
S. Lance Van Every	65,500	72,080	—	32,680	170,260
Michael A. Warehime	—	—	—	76,767	76,767
Patricia A. Warehime	—	—	—	—	0
Sally W. Yelland	—	—	—	—	0

(1)	The amounts shown in this column represent the aggregate amounts of fees earned or paid in cash for services as a director in fiscal year 2010.

(2)
The amounts shown in this column represent the aggregate grant date fair value of restricted common stock awards computed in accordance with ASC Topic 718. The assumptions made in determining the fair values of the stock awards are described on pages 37 to 43 of our Form 10-K for the fiscal year ended January 1, 2011. There were no forfeitures of restricted stock awards in fiscal year 2010. On December 2, 2010, each share of restricted stock held by the non-employee directors vested in connection with the merger. As such, there were no unvested restricted stock awards outstanding as of January 1, 2011.

(3)
There were no option awards to directors in fiscal year 2010. Options held by former directors of Snyder’s were converted into options with respect to Snyder’s-Lance common stock on December 6, 2010 under the terms of the merger agreement with Snyder’s. As of January 31, 2011, the aggregate number of shares underlying outstanding option awards for each of the directors was: Mr. Atkins—0; Mr. Bolduc—0; Mr. Brubaker—0; Mr. Carlucci—62,352; Mr. Denton—62,352; Mr. Holland—0; Mr. Johnston—0; Mr. Prezzano—0; Mr. Swander—0; Mr. Tidwell—0; Mr. Van Every—0; Mr. Warehime—756,884; Ms. Warehime—27,712; and Ms. Yelland—62,352.

(4)
This column includes the following amounts with respect to the accelerated vesting of restricted shares and options resulting from the merger with Snyder’s: Mr. Atkins—$20,840; Mr. Bolduc—$20,840; Mr. Holland—$20,840; Mr. Johnston—$20,840; Mr. Prezzano—$20,840; Mr. Swander—$20,840; Mr. Tidwell—$20,840; and Mr. Van Every—$20,840. These amounts reflect the value of the accelerated restricted shares and options as of December 2, 2010, reduced by amounts already reported in the “Stock Awards” or “Option Awards” columns of our Director Compensation Tables with respect to such restricted shares and options.

(5)
This column includes the following cash payments made to each director holding Lance options immediately prior the merger with Snyder’s: Mr. Holland—$11,840; Mr. Prezzano— $11,840; and Mr. Van Every—$11,840. These amounts represent cash payments of $1.48 per option held. These payments were made by Lance as part of a program to offset a decline in the value of its options resulting from the $3.75 special cash dividend paid by Lance to its common stockholders in connection with the merger.

(6)
This column includes the incremental cost of compensation and benefits paid to Mr. Warehime by Snyder’s-Lance for the period of December 6, 2010, which was the closing date of the merger, through January 1, 2011: (1) Salary—$50,077, (2) Automobile allowance—$1,733, (3) 401(k) matching contribution—$11,550, (4) Group term life insurance—$887, and (5) Country club dues—$12,520. These amounts were paid to Mr. Warehime in accordance with his pre-merger compensation arrangements with Snyder’s of Hanover, Inc.

The basic elements of compensation for our non-employee directors for 2010 were as follows:

2010
Elements of Non-Employee Director Compensation	($)
Basic Annual Retainer for All Non-Employee Directors	40,000
Additional Fee for Chairman of the Board of Directors	75,000
Additional Fee for Chairman of the Audit Committee (1)	10,000
Additional Fee for Chairman of the Compensation Committee (1)	7,500
Additional Fee for Chairman of the Governance and Nominating Committee (1)	7,500
Award for each Board of Directors and Committee Meeting Attended (1)	1,500

(1)	The Chairman of the Board does not receive a fee for attending Committee meetings or serving as a committee chairman.
Under our 2008 Director Stock Plan, each non-employee director serving on the 20th day of the month following our annual meeting of stockholders each year automatically receives an award of up to 4,000 shares of our restricted stock. In 2010, each non-employee director received an award of 4,000 shares of restricted stock on June 21, 2010.
Shares of our restricted stock subject to awards under the 2008 Director Stock Plan vest 12 months after the date of the award. If there is a change in control of Snyder’s-Lance prior to such vesting date, then the shares of restricted stock become fully vested on the date of the change in control, as determined under the plan. If the director ceases to serve as a director prior to such vesting date due to the director’s death, then the shares of restricted stock become fully vested on the date of the director’s death. If the director ceases to serve as a director for any reason other than death prior to the vesting date, then the shares of restricted stock become vested on a pro rata basis at a rate of one-twelfth for each month that the director served as a director after the applicable award date. Directors have the right to receive dividends with respect to the restricted shares and to vote the shares prior to vesting.
Prior to 2008, non-employee directors received an annual award of 1,000 shares of restricted stock under the 2003 Director Stock Plan. Shares of restricted stock awarded under the 2003 Director Stock Plan vested on the later of 11 months after award or seven months after the director ceased to serve as a director. The 2003 Director Stock Plan expired on April 30, 2008.
Prior to 2003, non-employee directors were eligible to receive stock options under the Lance, Inc. 1995 Nonqualified Stock Option Plan for Non-Employee Directors (the “1995 Director Option Plan”). Under the 1995 Director Option Plan, each non-employee director received an initial option grant to purchase 2,500 shares of Common Stock upon becoming a director (exercisable after six months of service). The 1995 Director Option Plan also provided for annual option grants to purchase 4,000 shares of Common Stock on every May 1 to each non-employee director continuing in office (other than the initial year) which became exercisable after one year’s service. There have been no options issued under the 1995 Director Option Plan for years ending after December 28, 2002.
On December 2, 2010, a change in control occurred under each of the director plans in connection with the merger. As a result of the change in control, all outstanding shares of restricted stock and options awarded to directors of the Company who were directors of Lance prior to the merger vested. In addition, under the terms of the merger agreement, beginning in 2011, Michael A. Warehime will receive annual compensation of $660,000 for three years plus an annual incentive target of 150% of annual compensation as determined consistent with the annual incentive for the CEO.

EXECUTIVE COMPENSATION
This discussion includes statements regarding financial and operating performance targets in the limited context of our executive compensation programs. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.
Compensation Discussion and Analysis
This section explains our executive compensation program as it relates to the following “named executive officers” of Snyder’s-Lance:

Name	Title
David V. Singer	Chief Executive Officer
Rick D. Puckett	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Blake W. Thompson	Senior Vice President – Supply Chain
Kevin A. Henry	Senior Vice President and Chief Human Resources Officer
Margaret E. Wicklund	Vice President, Controller and Assistant Secretary
Glenn A. Patcha	Senior Vice President – Sales and Marketing
Earl D. Leake	Senior Vice President
Mr. Patcha resigned from Snyder’s-Lance on December 20, 2010. Mr. Leake announced his retirement in January 2010 and is no longer serving in the capacity of an executive officer. Mr. Leake’s retirement will be effective March 31, 2011.
Executive Summary
On December 6, 2010, Lance, Inc. completed a transformative merger of Snyder’s of Hanover, Inc. with a wholly-owned subsidiary of Lance. As a result of the merger, Snyder’s became a wholly-owned subsidiary of Lance, and Lance changed its name to Snyder’s-Lance, Inc.
In accordance with the merger agreement, Snyder’s-Lance issued approximately 32.6 million shares of common stock to Snyder’s stockholders. As a result, Snyder’s stockholders immediately prior to the merger owned, in the aggregate, approximately 50.2% of the voting power of Snyder’s-Lance after the merger, and Lance stockholders immediately prior to the merger owned, in the aggregate, approximately 49.8% of the voting power of Snyder’s-Lance after the merger.
In connection with the merger, the Compensation Committee of the Board of Directors of Lance (the “Committee”) determined that a change in control occurred under Lance’s equity and incentive plans on December 2, 2010 upon the approval of the merger by Lance’s stockholders. The change in control occurred because the definition of a “change in control” under the plans included the approval of any merger in which Lance’s stockholders immediately prior to the merger would hold less than 60%, in the aggregate, of the voting power of the surviving company immediately after the merger. In considering the structure of the merger, the Board of Directors of Lance and the Committee considered numerous factors, including the impact of the change in control provisions under the Lance plans.
As a result of the change in control, Lance’s directors and executive officers received certain accelerated payments and benefits under its equity and incentive plans as described in this Compensation Discussion and Analysis and the following Executive Compensation Tables. In February 2011, the Committee made certain changes to the Company’s executive compensation program related to a “change in control,” including each of the following:
•
The Committee adopted a new form of Executive Severance Agreement to be used for new executive officers, which is intended to be more consistent with current market practices and will provide substantially reduced benefits from the existing severance agreements;

•	The Committee determined not to enter into Compensation and Benefits Assurance Agreements (i.e., change in control agreements) with new executive officers;

•
The Committee entered into a Retention and Amendment Agreement with Mr. Puckett, which, in exchange for a retention award of performance related compensation designed to retain Mr. Puckett and a lump sum cash payment, eliminated his right under his Compensation and Benefits Assurance Agreement to collect certain severance benefits through a voluntary termination of employment during the thirteenth month following a change in control; and

•
The Committee clarified in the Company’s 2011 Annual Performance Incentive Plan for Officers and 2011 Three-Year Performance Incentive Plan for Officers and Key Managers that a change in control will occur only upon the closing of a relevant transaction rather than the approval of the transaction by the stockholders.

Executive Compensation Philosophy and Objectives
The Committee is responsible for overall guidance for the compensation of all of our executive officers, including the named executive officers. The Committee believes that our executive compensation program should:
•	be designed to attract, motivate, reward and retain executive talent with the skills and competencies to generate performance, both short and long-term, which exceeds the market;

•	provide total compensation that is based on the performance of Snyder’s-Lance and the performance of the individual executive team members;

•	provide base salaries and incentive compensation that are influenced by our performance, as compared to the market and peer organizations;

•	consist of base salary, annual incentive, long-term incentives and executive benefits; and

•	align the interests of our executives with those of our stockholders.
The goals for our executive compensation program are to provide compensation that:
•	aligns executives’ interests with those of our stockholders by linking a substantial portion of compensation to annual and long-term performance measures;

•	attracts and retains key executives and managers who are critical to our future success;

•	provides competitive total compensation commensurate with our performance;

•	motivates behaviors that lead to the successful achievement of specific sales, financial and operational goals that support our stated business strategy;

•	emphasizes the link between performance and rewards for meeting predetermined, specific goals;

•	focuses executives on operational effectiveness from both an earnings and investment perspective; and

•	promotes a performance orientation and communicates to employees that greater responsibility and performance carry greater rewards and opportunities.
We seek to accomplish these objectives in a way that is consistent with our purpose and core values and the long-term interests of our stockholders and employees.
The following table lists the key elements of our 2010 executive compensation program:

Key Elements of Executive Compensation

Element	Description	Purpose
Base Salary	Fixed annual cash compensation.
Provide a fixed, baseline level of cash compensation to achieve our objectives of attracting and retaining executives who are critical to our future success, reward performance and communicate to employees that greater responsibilities carry greater rewards.

Annual Performance Incentive Plan	Cash payment tied to the achievement of performance goals for the fiscal year.
Motivate achievement of our annual sales, financial and operational goals; align our executive’s interests with those of our stockholders; provide a focus on operational effectiveness from both an earnings and investment perspective; and communicate to executives that greater responsibilities carry greater rewards.

Long-Term Cash and Equity Compensation	Awards of stock options and restricted stock that vest over time, and cash and equity-based performance awards tied to the achievement of longer-term performance goals.
Align the interests of our executive officers with those of our stockholders by linking a substantial portion of compensation to long-term performance measures; attract and retain key executives and managers; and provide competitive total compensation tied to our performance.

Severance and Change of Control Arrangements	Severance payments and accelerated vesting of stock options and restricted stock in connection with certain termination events or a change in control.
Attract and retain officer talent; provide security to executive officers; and allow them to focus on the operation of our business and act in the best interests of our stockholders, rather than focus on their own employment status in connection with a potential change in control.

Benefits and Perquisites	Supplemental benefit plans and certain perquisites.	Attract and retain key executives and managers.
Determining Executive Compensation
The Committee approves all compensation for the named executive officers other than the CEO. For the CEO, the Committee determines, approves and recommends all annual compensation to the Board of Directors for final review and approval. The Committee has sole responsibility for and approves all long-term and stock-based compensation for executive officers.
The Committee conducts an annual review of performance and compensation during the first quarter of each year for the purpose of determining the compensation of the named executive officers other than the CEO. As part of this review, the CEO submits recommendations to the Committee relating to the compensation of these officers. Following a review of these recommendations, the Committee approves the compensation of these officers, with such modifications to the CEO’s recommendations as the Committee considers appropriate.
The Committee’s review of the CEO’s compensation is subject to separate procedures. With input from members of the Board of Directors and the Committee, the Chairman of the Committee, with the Chairman of the Board, evaluates the CEO’s performance and reviews the evaluation with him. Based on that evaluation and review, the Committee then consults with its independent compensation consultant and determines and recommends to the Board of Directors the CEO’s annual compensation and performance and annual objectives. The CEO is excused from meetings of the Committee during voting or deliberations regarding his compensation.
In setting compensation levels, the Committee considers all elements of the executive compensation program in total rather than each element in isolation. The Committee is guided by its own subjective judgment and those sources of information (including compensation surveys and data) that the Committee considers relevant. The Committee also reviews the compensation data and tables in the Executive Compensation section of our proxy statement as it is being prepared. The overall purpose of these reviews is to bring together in one place all of the elements of actual and potential future compensation of our named executive officers so the Committee may analyze both the individual amounts of compensation, the mix of compensation and the total amounts of actual and projected compensation.
As a general principle, the Committee believes that compensation of the executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the best interests of our Company and its stockholders. Accordingly, from time to time in the exercise of its discretion, the Committee may approve changes in compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward achieving the objectives of our executive compensation program.
Role of Compensation Consultant and Benchmarking
In connection with its compensation reviews, the Committee retains Pearl Meyer & Partners (the “consultant”) to assist the Committee in its executive compensation decisions. For 2010, the Committee engaged the consultant to provide an assessment of the competitiveness of our executive compensation program, including the competitiveness of our base salaries, target total compensation, actual total cash compensation, long-term incentives and actual total direct compensation, with similar size companies in similar industries.
In conducting its assessment, the consultant used data from comprehensive surveys and performed a peer group analysis using similar size food and snack food companies. The consultant used the 2009/2010 Watson Wyatt Survey Report on Top Management Compensation, the 2009 US Mercer Benchmark Database Executive and one confidential survey for its analysis of cash compensation. The data from these surveys was adjusted for differences in revenues and sizes of peer companies using regression analysis, focusing on companies with $1 billion in revenue within the food and kindred products industry and the manufacturing non-durable goods industry.
The consultant also selected a peer group based on input from the Committee and consisting of publicly traded companies in the food and snack food industries with revenue and market capitalization comparable to the Company’s. The peer group consisted of the following 12 companies:

		2009
	2009	Market
	Revenue	Capitalization
Company Name	($ in millions)	($ in millions)
Alberto Culver Company	1.4	2.6
American Italian Pasta Company	0.6	0.6
Del Monte Foods Co.	3.7	2.1
Diamond Foods, Inc.	0.6	0.5
Flowers Foods Inc.	2.6	2.1
Green Mountain Coffee Roasters	0.7	2.5
Hain Celestial Group, Inc.	1.1	0.7
Hansen Natural Corp.	1.1	3.3
J&J Snack Foods Corp.	0.7	0.7
Ralcorp Holdings Inc.	2.5	2.3
Smucker (JM) Co	3.8	3.0
Treehouse Foods, Inc.	1.5	1.2
Peer Group Median	1.3	2.1
Lance, Inc. (1)	1.0	0.7

(1)	Reflects 2009 results (as estimated in November 2009) prior to merger with Snyder’s.
The Committee considers the compensation of our CEO and the other named executive officers relative to the compensation paid to similarly situated executives at companies in the survey group, peer group and a market composite reflecting the average of the survey and peer group data. The Committee used these comparisons as a point of reference for measurement but not as the determinative factor in setting our executives’ compensation.
Neither the consultant nor any of its affiliates provide any services to Snyder’s-Lance except for the services related solely to executive officer and director compensation.
Base Salaries
Base salaries are the foundation of our executive compensation program. The Committee generally seeks to maintain base salaries for the named executive officers above the 50th percentile of base salaries for similar positions at similar companies. The Committee also considers the responsibilities of the executives, the Committee’s evaluation of the market demand for executives with similar capability and experience, and our corporate performance and the performance of each executive in relation to our strategic objectives.
The Committee determined that it was appropriate to increase the CEO’s base salary for 2010. On February 8, 2010, the Committee considered its annual review of Mr. Singer’s compensation. As a result of that review and the Committee’s evaluation of our performance and the performance of Mr. Singer in 2009, the Committee approved and recommended to the Board of Directors an increase in his base salary to $700,000, a 6.0% increase, effective

December 27, 2009. In determining the amount of the increase to Mr. Singer’s base salary, the Committee considered the consultant’s analyses of the survey and peer group data and noted that Mr. Singer’s base salary was below the 50th percentile for comparable companies. The Committee also considered Mr. Singer’s efforts in the Company’s turnaround. The increase put Mr. Singer’s base salary between the 45th and 50th percentiles of the market composite. The Board of Directors approved Mr. Singer’s salary increase on February 9, 2010.
The Committee also determined that it was appropriate to increase the other named executive officers’ base salaries for 2010, with the exception of Mr. Leake who is retiring in 2011. On February 8, 2010, Mr. Singer submitted recommendations to the Committee. Based on those recommendations, input from the consultant and the Committee’s subjective evaluation of our performance and the performance of those individuals in 2009, the Committee increased the base salaries of the other named executive officers by 3%, effective December 27, 2009. The base salaries of the named executive officers, other than the Chief Executive Officer and Mr. Leake, ranged from the 55th percentile to the 65th percentile of the market composite.
The following table reflects the base salaries approved for the named executive officers for 2010:

2010 Base
Name	Salary
David V. Singer	$700,000
Rick D. Puckett	$413,350
Blake W. Thompson	$309,310
Kevin A. Henry	$309,000
Margaret E. Wicklund	$216,300
Glenn A. Patcha	$371,200
Earl D. Leake	$280,500
The Committee believes the named executive officers’ base salaries for 2010 were within a reasonable range of base salaries for comparable executive talent.
Annual Performance Incentive Plans
Our annual performance incentive compensation plans (the “Annual Plans”) provide each executive officer the opportunity to receive an annual cash award based on the achievement of certain sales, financial and operational goals. In setting target incentive awards under the plans, the Committee considers each executive’s level of responsibility in relation to our annual and long-term objectives, recommendations of the CEO, and our obligations under the agreements with the CEO. The Committee sets target incentive awards at levels that are designed to link a substantial portion of each individual’s total annual compensation to the achievement of performance goals.
The performance goals are set with respect to pre-determined financial measures for our business. The financial performance measures and goals are determined based on our operating plan for the year in question. The operating plan is developed by management and approved by the Board of Directors.
2010 Annual Plan
On February 8, 2010, the Committee adopted and approved the Lance, Inc. 2010 Annual Performance Incentive Plan for Officers (the “2010 Annual Plan”). The 2010 Annual Plan was recommended to the Board of Directors, which approved Mr. Singer’s participation in the plan on February 9, 2010.
The formula for computing annual bonus payments under the 2010 Annual Plan was as follows:

Base Salary	x	Target Award (% of Base Salary)	x	Overall Goal Achievement (%)	=	Award Earned

Each executive was assigned a target award based on a percentage of that executive’s current base salary. The following target awards were assigned to the named executive officers for 2010:

	2010	2010
	Award Percentage	Annual Plan
Name	(% of Base Salary)	Target Award
David V. Singer	100%	$700,000
Rick D. Puckett	60%	$248,000
Blake W. Thompson	50%	$154,700
Kevin A. Henry	50%	$154,500
Margaret E. Wicklund	40%	$86,500
Glenn A. Patcha	50%	$185,600
Earl D. Leake	50%	$140,300
Mr. Singer’s employment agreement provides for a target award each year equal to 100% of base salary. Mr. Puckett’s target award was increased to 60% of base salary for 2010 from 50% of base salary for 2009 due to his long-time high level of performance and where his target incentive stood in the range of incentive compensation for similar positions at peer companies.
The overall goal achievement percentage is calculated based on our achievement of annual corporate performance goals with respect to pre-determined financial performance measures. For 2010, the Committee selected the following annual financial measures and assigned applicable weights and threshold, target and maximum performance goals as follows:

		Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum
Net Revenue	35%	$930 million	$975 million	$1.03 billion
Corporate Earnings Per Share	45%	$1.20	$1.45	$1.75
Cash Flow From Operations	20%	$71 million	$83 million	$97 million
The Committee replaced two of the financial measures used in 2009—Sales Per Route Improvement and Supply Chain Cost Reductions—with Cash Flow From Operations for 2010. The change was made in recognition of the Company’s transition from a turnaround focus to a focus on growth, and to make all of the performance measures broad based.
Each of the financial performance measures (excluding special items which are one-time income or expense items) is defined in the 2010 Annual Plan as follows:
•
“Net Revenue” is defined as sales and other operating revenue, net of returns, allowances, discounts and other sales deduction items for the 2010 fiscal year, as audited and reported in our Form 10-K for the 2010 fiscal year.

•	“Corporate Earnings Per Share” is defined as the fully diluted earnings per share for the 2010 fiscal year, as audited and reported in our Form 10-K for the 2010 fiscal year.

•	“Cash Flow From Operations” is defined as the net cash flow from operating activities for the 2010 fiscal year, as audited and reported in our Form 10-K for the 2010 fiscal year.
The 2010 Annual Plan provided for payments to be calculated on a straight line basis between the threshold and target levels and between the target and maximum levels for each performance measure, with increasingly larger payouts awarded for levels of achievement between threshold and maximum performance goals. The potential payouts ranged from 50% of target at threshold levels of achievement, to 100% of target at target levels of achievement, to a maximum of 200% of target at maximum levels of achievement. The payouts with respect to Net Revenue cannot exceed target if the threshold level of achievement is not obtained for Corporate Earnings Per Share.
The Committee maintains discretion to adjust performance measures and objectives for extraordinary items and other items as it deems appropriate. In setting the performance objectives, the Committee has elected to exclude from the performance measures acquisitions, divestitures and special items considered to be one-time income or expense items.

In the event of a change in control, the 2010 Annual Plan provided for a pro rata cash payout equal to the greater of (i) target award or (ii) the award payable based on the actual results for the year to date, based on the number of days in the plan year preceding the change in control. See page 38 for the definition of “change in control” under the 2010 Annual Plan, which is substantially similar to the definition under all of our employee benefit and compensation plans.
In connection with the merger with Snyder’s, the following amounts were paid to the named executive officers under the change in control provisions of the 2010 Annual Plan.

Amount Paid
under 2010 Annual Plan due
to Change in
Name	Control
David V. Singer	$653,800
Rick D. Puckett	$231,700
Blake W. Thompson	$144,500
Kevin A. Henry	$144,300
Margaret E. Wicklund	$80,800
Glenn A. Patcha	$173,300
Earl D. Leake	$131,000
The payments in the above table represent pro rata payouts based on the target award amounts.
Long-Term Cash and Equity Compensation
The Committee administers our 1997 Incentive Equity Plan, our 2003 Key Employee Stock Plan and our 2007 Key Employee Incentive Plan, as amended. The Committee is authorized to grant restricted stock awards, stock options and other awards that are provided for under these plans. Awards granted to an individual are based upon a number of factors, including the recipient’s position, salary and performance as well as our overall corporate performance. Both the 1997 Incentive Equity Plan and the 2003 Key Employee Stock Plan have expired and there were no additional shares available for award under these Plans as of January 31, 2011.
Awards are made under these plans as long-term incentive compensation to executives and other key employees when the Committee feels such awards are appropriate. We expect that individuals who receive these awards will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with our stockholders. In 2007, our Board of Directors, upon recommendation of the Committee, adopted stock ownership guidelines for the Board of Directors, officers and senior managers of Snyder’s-Lance. The guidelines generally provide that the Board of Directors, our officers and our senior managers retain 50% of common shares received under our equity grants to them, net of required income tax withholding. The ownership targets range from two times base salary to one-half times base salary for officers and are two times annual retainer for members of the Board of Directors.
The Committee makes awards under these plans to reward short-term performance with equity-based compensation and to motivate the recipients’ long-term performance and retention. Each year, the Committee adopts a three-year performance incentive plan for officers that includes a performance period that generally covers the current year and the two following years (the “Three-Year Plans”).
2010 Three-Year Plan
On February 22, 2010, the Committee adopted and approved the 2010 Three-Year Performance Incentive Plan for Officers and Key Managers (the “2010 Three-Year Plan”) under the 2007 Key Employee Incentive Plan. The 2010 Three-Year Plan applied to fiscal years 2010 through 2012.

Each participant in the 2010 Three-Year Plan was assigned a target incentive based on the participant’s level of responsibility, position and the analyses and recommendations of the consultant. The Committee assigned the following target incentives to our named executive officers:

2010 LTIP
Overall
Target
Name	Incentive
David V. Singer	$1,600,000
Rick D. Puckett	$475,000
Blake W. Thompson	$350,000
Kevin A. Henry	$350,000
Margaret E. Wicklund	$86,600
Glenn A. Patcha	$420,000
The Committee determined that the target incentives were consistent with their practice and philosophy of providing that a substantial portion of total compensation for executive officers be long-term incentive compensation. Mr. Singer’s target incentive was based on his Executive Employment Agreement, as amended, and a recommendation from the Committee’s compensation consultant as his target incentive was well below the mid-point for this position at peer companies. For the remaining named executive officers, target incentives were increased over a multi-year period to reach the mid-point for incentive compensation for such positions at peer companies. Mr. Leake was not a participant in the 2010 Three-Year Plan.
In accordance with the 2010 Three-Year Plan, each named executive officer was granted nonqualified stock options valued at 25% of his or her target incentive and restricted shares of common stock valued at 25% of his or her target incentive, as follows:

	Nonqualified
	Stock Option	Restricted
Name	Shares	Stock Shares
David V. Singer	85,287	18,198
Rick D. Puckett	25,320	5,403
Blake W. Thompson	18,657	3,981
Kevin A. Henry	18,657	3,981
Margaret E. Wicklund	4,611	984
Glenn A. Patcha	22,389	4,776
Each stock option granted under the 2010 Three-Year Plan had an initial exercise price of $21.98 and vests in three substantially equal annual installments beginning on February 25, 2011. Each participant was granted a number of stock options equal to the dollar value of his or her stock option incentive divided by the Black-Scholes value of the stock options on February 25, 2010.
Each share of restricted stock also vests in three substantially equal annual installments beginning on February 25, 2011. Each participant was granted a number of shares of restricted stock equal to the dollar value of his or her restricted stock incentive divided by $21.98, which was the closing price on February 25, 2010.
Each named executive officer was also assigned a performance award opportunity with a target long-term performance award equal to 50% of his or her target incentive under the 2010 Three-Year Plan. Payouts with respect to the performance award opportunities were based on the attainment of predetermined performance goals for 2010, 2011 and 2012 with respect to certain performance measures.
The target performance award opportunities under the 2010 Three-Year Plan were as follows:

2010 LTIP
Target
Performance
Name	Award
David V. Singer	$800,000
Rick D. Puckett	$237,500
Blake W. Thompson	$175,000
Kevin A. Henry	$175,000
Margaret E. Wicklund	$43,300
Glenn A. Patcha	$210,000

For 2010, the Committee set the following annual performance measures and assigned applicable weights and threshold, target and maximum goals for each performance measure as follows:

		Three-Year Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum
Net Revenue	50%	$2,860	$3,044	$3,328
Corporate Earnings Per Share	30%	$3.97	$4.80	$5.79
Return on Invested Capital	20%	9%	12%	15%
The 2010 Three-Year Plan provided for payments under the performance award opportunities to be computed based on a performance matrix taking into account the Company’s relative total stockholder return to a peer group of 24 companies and performance goals for each individual performance measure. The maximum potential payout under the awards was 250%.
Each of the performance measures (excluding special items which are one-time income or expense items) is defined in the 2010 Three-Year Plan as follows:
•
“Net Revenue” is defined as the cumulative revenue and other operating revenue, net of returns, allowances, discounts and other sales deduction items for the 2010, 2011 and 2012 fiscal years, as audited and reported in the Company’s Forms 10-K for the 2010, 2011 and 2012 fiscal years.

•	“Corporate Earnings Per Share” is defined as the cumulative fully diluted earnings per share for the 2010, 2011 and 2012 fiscal years, as audited and reported in Lance’s Forms 10-K for the 2010, 2011 and 2012 fiscal years.

•	“Return on Invested Capital” or “ROIC” is defined as the average ROIC for the 2010, 2011 and 2012 fiscal years, as audited and reported in Lance’s Forms 10-K for the 2010, 2011 and 2012 fiscal years, calculated as follows:
Operating Income x (1 – Tax Rate)

Average Equity + Average Net Debt
For purposes of this calculation, “Operating Income” means our actual earnings before interest and taxes excluding other income and expenses; “Tax Rate” means our actual total effective income tax rate; and “Average Net Debt” means our average debt less average cash for each year.
In the event of a change in control, the 2010 Three-Year Plan provided for (A) immediate vesting of unvested stock options and restricted stock and (B) a pro rata cash payout equal to the greater of (i) the target performance award or (ii) the performance award payable based on the actual results through the closing date, based on the number of days in the performance period preceding the change in control.
In connection with the merger, a change in control was triggered under the 2010 Three-Year Plan on December 2, 2010. The following reflects the value of the accelerated stock options and restricted stock and the cash payments made to the named executive officers with respect to the performance component of the 2010 Three-Year Plan. The value of the accelerated stock options is based on the difference between the exercise price of the options and the closing price of our common stock on December 2, 2010. The value of the vested shares of restricted stock is based on our closing stock price on December 2, 2010.

			Cash Payment
			with Respect to
	Stock Options	Restricted	Performance
Name	Value	Stock Value	Award
David V. Singer	$106,609	$422,740	$247,500
Rick D. Puckett	$31,650	$125,512	$73,500
Blake W. Thompson	$23,231	$92,478	$54,100
Kevin A. Henry	$23,231	$92,478	$54,100
Margaret E. Wicklund	$5,764	$22,858	$13,400
Glenn A. Patcha	$27,986	$110,946	$65,000

2009 Three-Year Plan
On February 23, 2009, the Committee adopted and approved the 2009 Three-Year Performance Incentive Plan for Officers and Key Managers (the “2009 Three-Year Plan”) under the 2007 Key Employee Incentive Plan. The 2009 Three-Year Plan applied to fiscal years 2009 through 2011. The following target incentives were assigned to our named executive officers:

2009 LTIP
Overall
Name	Target Incentive
David V. Singer	$1,296,000
Rick D. Puckett	$330,800
Blake W. Thompson	$247,300
Kevin A. Henry	$58,000
Margaret E. Wicklund	$154,500
Glenn A. Patcha	$281,300
Earl D. Leake	$257,000
Each named executive officer was granted (i) nonqualified stock options valued at 35% of his target incentive, (ii) restricted shares of Common Stock valued at 30% of his target incentive and (iii) a performance opportunity with a target award equal to 35% of his overall target incentive, as follows:

			Target
	Stock Option	Restricted	Performance
Name	Shares	Stock Shares	Award
David V. Singer	92,196	17,910	$453,600
Rick D. Puckett	23,532	4,572	$115,800
Blake W. Thompson	17,592	3,417	$86,600
Kevin A. Henry	—	2,262	$58,000
Margaret E. Wicklund	6,640	1,290	$49,000
Glenn A. Patcha	20,010	3,888	$98,500
Earl D. Leake	18,282	3,552	$90,000
In the event of a change in control, the 2009 Three-Year Plan provided for (A) immediate vesting of unvested stock options and restricted stock and (B) a pro rata cash payout equal to the greater of (i) the target performance award or (ii) the performance award payable based on the actual results through the closing date, based on the number of days in the performance period preceding the change in control.
In connection with the merger, a change in control was triggered under the 2009 Three-Year Plan on December 2, 2010. The following table reflects the value of the accelerated stock options and restricted stock and the cash payments made to the named executive officers with respect to the performance component of the 2010 Three-Year Plan. The value of the accelerated stock options is based on the difference between the exercise price of the options and the closing price of our common stock on December 2, 2010. The value of the vested shares of restricted stock is based on our closing stock price on December 2, 2010.

			Cash Payment
			with Respect to
	Stock Options	Restricted	Performance
Name	Value	Stock Value	Award
David V. Singer	$93,425	$277,366	$438,600
Rick D. Puckett	$23,846	$70,805	$112,000
Blake W. Thompson	$17,827	$52,918	$83,700
Kevin A. Henry	—	$52,546	$54,200
Margaret E. Wicklund	$10,093	$29,967	$47,400
Glenn A. Patcha	$20,277	$60,212	$95,200
Earl D. Leake	$18,526	$55,009	$87,000
2006 Five-Year Plan
In March 2006, the Committee adopted the Lance, Inc. 2006 Five-Year Performance Equity Plan for Officers and Senior Managers (the “Five-Year Plan”). Participants in the plan received performance equity units, each equivalent to one share of our common stock that would become earned and vested over a five year period ending on December 31, 2010 based on the attainment of certain performance goals. The number of units earned and vested is based on a comparison of the cumulative total return (with dividends reinvested) on $100 in our common stock over the five year period with the cumulative total return (with dividends reinvested) on $100 invested in the Russell 2000 Index over the same five year period.

In the event of a change in control, each participant was entitled to a pro rata payment (either in shares or cash, as determined by us) calculated based on the average results for the last 90 days before the change in control or, in certain circumstances, based on the closing price on the last trading day before the change in control. The proration applied to both the number of units covered by the award and the applicable performance targets, and was based on the number of days in the five year performance period preceding the change in control.
In connection with the merger, a change in control occurred under the Five-Year Plan on December 2, 2010. The following table shows the cash payments made to the named executive officers in accordance with the change in control provisions under the plan:

Name	Cash Payments
David V. Singer (1)	—
Rick D. Puckett	$1,586,500
Blake W. Thompson	$1,110,500
Kevin A. Henry(1)	—
Margaret E. Wicklund	$238,000
Glenn A. Patcha	$1,242,000
Earl D. Leake	$951,900

(1)	Mr. Singer and Mr. Henry did not participate in the 2006 Five-Year Plan.
If the change in control had not occurred, the performance equity units granted to each named executive officer would have vested at 100% in early 2011.
Other Long-Term Equity Awards
In addition to the equity awards described above, each of the named executive officers held other unvested stock options and restricted shares that were subject to accelerated vesting on December 2, 2010 in connection with the merger, including certain restricted shares granted under the 2008 Three-Year Plan. See the “Summary Compensation Table” and related notes beginning on page 30 for additional information regarding accelerated vesting and other benefits or payments made in connection with the change in control.
Employment of Chief Human Resources Officer
The Committee agreed to provide the following compensation to Mr. Henry in connection with his initial employment by the Company in 2010 as Senior Vice President and Chief Human Resources Officer: (i) a one-time grant of 15,000 restricted shares vesting in five equal annual installments from the date of grant, (ii) a $50,000 cash signing bonus, and (iii) participation in the 2009 Three-Year Plan on a pro-rata basis as reflected above under “—2009 Three-Year Plan.” These amounts were set by the Committee at levels they believed appropriate to induce Mr. Henry to leave his former employment and join the Company. The 15,000 restricted shares became fully vested, with a value of $348,450, on December 2, 2010 in connection with the merger.
CEO Employment Agreement
In May 2005, we entered into an Executive Employment Agreement, as amended (the “Employment Agreement”), with Mr. Singer in connection with his appointment as our CEO. The initial term of the Employment Agreement was three years with automatic renewals for successive one-year terms. The Employment Agreement may be terminated on 90 days written notice prior to the end of the initial term or a renewal term.
Under the Employment Agreement, we agreed to provide Mr. Singer (i) a minimum annual base salary of $500,000 during the term of the agreement, (ii) the opportunity to participate in our Annual Performance Incentive Plan with a target annual incentive equal to 100% of base salary, (iii) perquisites, including an automobile and club dues and a tax gross-up for such dues, and (iv) such other benefits as are generally made available to similarly situated executives of the Company.
We also agreed to provide Mr. Singer with an annual long-term incentive opportunity beginning after 2005 equal to 120% of his base salary, with 75% of the annual award delivered through a grant of stock options and the remaining 25% provided as a target incentive under our Three-Year Plans. On April 24, 2008, Mr. Singer’s employment agreement was amended to provide that 100% of his annual long-term incentive opportunity after 2007 will be provided as a target incentive under the Three-Year Plans.

The Employment Agreement also provides for potential payments and benefits to Mr. Singer if he is terminated under certain circumstances. See the discussion beginning on page 39 for additional information.
As a result of Mr. Singer’s performance in the turnaround of the operations of the Company, the Committee determined that the Employment Agreement should be continued for 2010 in accordance with its automatic renewal provisions.
Severance and Change in Control Arrangements
During 2010, each of our named executive officers, except for Mr. Henry, was entitled under their employment or severance agreements to severance payments in connection with the occurrence of certain events. These provisions were negotiated by us and approved by the Committee and the Board of Directors in connection with the hiring of Mr. Singer, Mr. Patcha, Mr. Puckett and Mr. Thompson.
In December 2009, the Committee approved a Retirement Agreement with Mr. Leake, who will retire on March 31, 2011. The Retirement Agreement, which became effective on January 15, 2010, is described beginning on page 42. Pursuant to the Retirement Agreement, Mr. Leake’s severance agreement and change in control agreement were terminated in exchange for the continuation through 2010 of his base salary, annual incentive compensation and supplemental retirement benefits provided under his prior severance agreement. The Committee approved the Retirement Agreement based on the terms of Mr. Leake’s prior severance agreement and 35 years of service to our Company.
In 1997, with the assistance of the Company’s then compensation consultant, Hewitt Associates LLC, the Committee and the Board of Directors approved Compensation Benefits and Assurance Agreements (“Benefits Agreements”) for certain key executive officers in the event of a change in control of our Company. These agreements were designed to allow the executive officers to continue to focus on the operation of our business and to act in the best interests of our stockholders rather than focus on their own employment status in the event of a potential change in control. The triggering events under these Benefits Agreements were selected to provide the executive benefits in the event a new owner of our Company did not continue the employment of the executive or otherwise made their position untenable. See the discussion beginning on page 41 for additional details regarding the amounts and benefits payable under these agreements in the event of a change in control.
Following the merger with Snyder’s, Mr. Patcha resigned from the Company effective as of December 20, 2010. Mr. Patcha’s resignation qualified as a “qualifying termination” within three years of a “change in control” under his Benefits Agreement, as amended. Mr. Patcha’s Benefits Agreement was amended in connection with his resignation to add non-competition and non-solicitation provisions and a modest increased benefit.
In 2010, the Committee engaged the consultant to provide an in-depth study of our severance and change in control arrangements and the Committee intends to provide certain executive officers with substantially reduced benefits from those provided in the Benefits Agreements.
Benefits and Perquisites
We provide to our employees, including the named executive officers, personal benefits that the Committee believes are reasonable, competitive and consistent with our objective of attracting and retaining officer talent. The cost of these benefits is reflected under All Other Compensation (Column (i)) on page 32.
Each of our executive officers, including the named executive officers, is eligible to participate in our group insurance program, which includes group health, dental, vision, life and long-term disability insurance, on the same basis as other employees. Other benefits for all employees include a profit-sharing retirement plan, 401(k) plan, employee stock purchase plan, paid sick leave, paid holidays and paid vacations.
Our named executive officers may participate in a benefit restoration plan which provides amounts that exceed the regulatory limits on contributions to our Profit Sharing Retirement Plan, term life insurance, disability insurance and automobile allowances. Our named executive officers also receive financial, medical and tax planning reimbursement up to $5,000 annually. In addition, Mr. Singer receives reimbursement for a country club membership and an income tax gross up for such reimbursement as provided in his Executive Employment Agreement.

The Committee reviews and approves annually all perquisites paid by us to our executive officers.
With the assistance of the consultant, the Committee initiated a review of its perquisite policies in 2010, and it is expected that the perquisites will be reduced in 2012.
Section 162(m) of the Internal Revenue Code
The Committee considers the tax and accounting effects of compensation elements when designing our incentive and equity compensation plans. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally not entitled to deduct non-performance based compensation paid to its named executive officers for Federal income tax purposes to the extent any such individual’s compensation in any year exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the pre-approval of performance goals applicable to that compensation. In 2007, the stockholders of the Corporation approved the 2007 Key Employee Incentive Plan which is expected to qualify certain elements of compensation for the performance-based exception to the limitations under Section 162(m).
Annual performance incentive awards and stock options and performance awards under the Three-Year Incentive Plan are designed to be fully deductible as “performance-based” compensation under Section 162(m). Other elements of compensation, including restricted stock awards as part of the Three-Year Incentive Plan, are not intended to be “performance-based” compensation under Section 162(m), and some portion of that compensation may not be fully deductible as a result of Section 162(m). However, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Executive Compensation Tables
The following tables and related narratives present the compensation for our named executive officers in the format specified by the SEC.
Summary Compensation Table
The following table shows certain compensation information concerning our named executive officers for the fiscal years ended January 1, 2011, December 26, 2009 and December 27, 2008.

							Change in Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David V. Singer	2010	700,000	—	1,199,992	399,996	653,800	—	1,045,227	3,999,015
Chief Executive	2009	660,000	—	842,426	455,448	719,400	—	90,540	2,767,814
Officer	2008	600,000	—	649,999	348,997	769,200	—	80,403	2,448,599
Rick D. Puckett	2010	413,350	—	356,251	118,751	231,700	—	1,246,557	2,336,609
Executive Vice	2009	401,310	—	215,058	116,248	218,800	—	49,836	1,001,252
President, Chief	2008	382,200	—	152,784	82,012	245,000	—	44,746	906,742
Financial Officer, Treasurer and Secretary
Blake W. Thompson	2010	309,310	—	262,502	87,501	144,500	—	883,591	1,687,404
Senior Vice	2009	300,300	—	160,783	86,904	163,700	—	39,258	750,945
President—Supply	2008	286,000	—	116,030	62,297	183,300	—	35,612	683,239
Chain
Kevin A. Henry	2010	309,000	50,000	641,921	87,501	144,300	—	71,063	1,303,785
Senior Vice President	2009	—	—	—	—	—	—	—	—
and Chief Human	2008	—	—	—	—	—	—	—	—
Resources Officer
Margaret E. Wicklund	2010	216,300	—	64,928	21,626	80,800	—	280,877	664,531
Vice President,	2009	—	—	—	—	—	—	—	—
Controller, Principal	2008	—	—	—	—	—	—	—	—
Accounting Officer and Assistant Secretary
Glenn A. Patcha (1)	2010	371,200	—	314,976	105,004	173,300	—	3,024,512	3,988,993
Senior Vice	2009	360,360	—	182,908	98,849	196,400	—	42,649	881,166
President—Sales and	2008	343,200	—	124,203	66,662	220,000	—	46,563	800,628
Marketing
Earle D. Leake (2)	2010	280,500	—	—	—	131,300	267,617	897,812	1,577,229
Senior Vice President	2009	280,500	—	167,114	90,313	152,900	229,668	37,161	957,656
	2008	255,000	—	125,507	67,354	163,500	143,375	30,894	786,630

(1)	Mr. Patcha resigned effective December 20, 2010.

(2)
Mr. Leake resigned from his position as an executive officer effective January 15, 2010. Pursuant to his Retirement Agreement, he has agreed to serve in a non-executive capacity until the effective date of his retirement on March 31, 2011.

Salary (Column (c))
The amounts shown in the “Salary” column include amounts deferred by the executive officers under our 401(k) Savings Plan and Deferral and Benefit Restoration Plan.
Bonus (Column (d))
The amount shown in the “Bonus” column includes a bonus paid to Mr. Henry in connection with his initial employment by Snyder’s-Lance in 2010.

Stock Awards (Column (e))
The amounts shown in the “Stock Awards” column reflect the aggregate grant-date fair values of (1) restricted stock awards and (2) performance awards that are denominated in cash but settled in stock, each computed in accordance with FASB ASC Topic 718. The performance awards were granted under our Three-Year Plans. The grant-date fair values of the performance awards were determined based on our expectations as of the grant dates regarding the probable level of achievement under the awards. We assumed the target level of achievement under each performance award. The assumptions made in determining the fair values of the stock awards are described on pages 37 to 43 of our Form 10-K for the fiscal year ended January 1, 2011.
The grant date fair values of the performance award granted in 2010, assuming the maximum level of achievement under the 2010 Three-Year Plan, were as follows: Mr. Singer—$1,600,000; Mr. Puckett—$475,000; Mr. Thompson—$350,000; Mr. Henry—$350,000; Ms. Wicklund—$86,600; Mr. Patcha—$420,000. The maximum level of achievement was equal to 200% of the target level of achievement with respect to the performance award component of the 2010 Three-Year Plan. Mr. Leake was not a participant in the 2010 Three-Year Plan.
In connection with the merger, a change in control occurred under our incentive and benefit plans on December 2, 2010. As a result of the change in control, each executive was entitled to (1) immediate vesting of his or her unvested restricted stock options and (2) a pro rata cash payment (in lieu of stock) based on the greater of (a) the executive’s target performance award or (b) the actual results under the plan through December 2, 2010. See “All Other Compensation (Column (i))” below for additional information regarding the change in control.
Option Awards (Column (f))
The amounts shown in the “Option Awards” column reflect the aggregate grant-date fair values of option awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair value of option awards are described on pages 34 and 37 to 43 of our Form 10-K for the fiscal year ended January 1, 2011. All of the executives’ options became fully vested on December 2, 2010 in connection with deemed change in control resulting from the merger with Snyder’s. See “All Other Compensation (Column (i))” below for additional information regarding the change in control.
Non-Equity Incentive Plan Compensation (Column (g))
The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash amounts paid under our Annual Plan. As a result of the change in control, each named executive officer received a pro rata cash payment under the 2010 Annual Plan based on the participant’s target incentive under the plan. The amount of the change in control payment is reflected in the “Non-Equity Incentive Plan Compensation” column for 2010.
Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (h))
The amounts in this column show the changes during the applicable year in the actuarial present value of Mr. Leake’s supplemental retirement benefit under his Retirement Agreement. See the discussion of Pension Benefits beginning on page 35 for additional information regarding Mr. Leake’s supplemental retirement benefit and Retirement Agreement.

All Other Compensation (Column (i))
The following table sets forth each component of the “All Other Compensation” column for 2010.

Benefit	Singer	Puckett	Thompson	Henry	Wicklund	Patcha	Leake
Profit Sharing Plan	$7,963	$7,963	$7,963	—	$8,575	$7,963	$8,575
Employee Stock Purchase Plan	—	260	—	—	26	—	520
401(k) Plan	6,125	6,125	6,125	539	6,125	6,125	6,125
Deferral and Benefit Restoration Plan	103,895	83,766	55,133	—	17,941	66,154	46,023
Term life insurance premiums	8,613	5,938	4,403	758	1,139	1,793	3,069
Country club dues	9,900	—	—	—	—	—	—
Automobile allowances	18,000	15,600	15,600	15,600	12,000	15,600	15,600
Financial planning and tax services	1,950	1,295	—	—	—	1,400	—
Tax gross-ups	7,302	—	—	—	—	—	—
Change in control	881,749	1,125,610	794,367	54,166	235,071	881,303	817,900
Qualifying termination following a change in control	—	—	—	—	—	2,044,174	—

Total	$1,045,227	$1,246,557	$883,951	$71,063	$280,877	$3,024,512	$897,812
The following describes certain of the personal benefits and perquisites reflected in the above table:
Profit Sharing Plan
We make contributions to the executives’ accounts under our Profit-Sharing Retirement Plan.
Employee Stock Purchase Plan
We make matching contributions to the executives’ accounts under our Employee Stock Purchase Plan.
401(k) Plan
We make matching contributions to the executives’ accounts under our 401(k) Savings Plan of up to 2.45% of each executive’s eligible compensation.
Deferral and Benefit Restoration Plan
We make contributions to the executives’ accounts under our Deferral and Benefit Restoration Plan. The plan is described beginning on page 36.
Change in Control
In connection with the merger with Snyder’s, a change in control was deemed to occur under our incentive and benefit plans on December 2, 2010. As a result of the change in control, each of the named executive officers received (a) a pro rata cash payment under the 2010 Annual Incentive Plan, (b) pro rata cash payments under the performance awards granted under the 2010 and 2009 Three-Year Plans, (c) a pro rata cash payment in settlement of performance equity units granted under the 2006 Five-Year Incentive Plan, (d) accelerated vesting of restricted shares and options, and (e) a cash payment of $1.48 per option to offset a decline in value of the options resulting from the $3.75 special cash dividend paid by Lance to its stockholders in connection with the merger. The amounts set forth in the “All Other Compensation Column” with respect to these benefits reflect the values of the benefits, but only to the extent such values have not been reported in another column of the above Summary Compensation Table or our Summary Compensation Tables from prior years. The “spread” value of the accelerated stock options was based upon the difference between $23.23, which was the closing price of our common stock on December 2, 2010, and the applicable exercise prices of the options. The value of the accelerated shares was also based on $23.23 per share.

Qualifying Termination Following a Change in Control
The amount in the table reflects the aggregate value of benefits paid or accrued to Mr. Patcha pursuant his Compensation and Benefits Assurance Agreement, as amended, in connection with his resignation on December 20, 2010. Mr. Patcha was entitled to such benefits because his resignation qualified as a “qualifying termination” of employment occurring within three years of a change in control. The amount does not include amounts reported in another column of the above Summary Compensation Table or that have already been reported in our Summary Compensation Tables for prior years. For additional information regarding Mr. Patcha’s Compensation and Benefits Assurance Agreement, as amended, and the amounts paid to him under the agreement, see “—Potential Payments Upon Termination or Change in Control” beginning on page 37.
2010 Grants of Plan Based Awards
The following table shows all grants of plan-based awards made to our named executive officers in 2010.

								All Other
								Stock	All Other		Grant
								Awards:	Option		Date Fair
		Estimated Possible			Estimated Possible			Number of	Awards: Number of	Exercise or Base	Value of Stock
		Payouts Under Non-Equity			Payouts Under Equity Incentive			Shares	Securities	Price of	and
		Incentive Plan Awards			Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)(1)
David V. Singer	N/A(2)	350,000	700,000	1,400,000	—	—	—	—	—	—	—
	2/25/10(3)	—	—	—	400,000	800,000	1,600,000	—	—	—	800,000
	2/25/10(4)	—	—	—	—	—	—	18,198	—	—	399,993
	2/25/10(5)	—	—	—	—	—	—	—	85,287	21.98	399,996
Rick D. Puckett	N/A(2)	124,000	248,000	496,000	—	—	—	—	—	—	—
	2/25/10(3)	—	—	—	118,750	237,500	475,000	—	—	—	237,500
	2/25/10(4)	—	—	—	—	—	—	5,403	—	—	118,758
	2/25/10(5)	—	—	—	—	—	—	—	25,320	21.98	118,751
Blake W. Thompson	N/A(2)	77,350	154,700	309,400	—	—	—	—	—	—	—
	2/25/10(3)	—	—	—	87,500	175,000	350,000	—	—	—	175,000
	2/25/10(4)	—	—	—	—	—	—	3,981	—	—	87,502
	2/25/10	—	—	—	—	—	—	—	18,657	21.98	87,501
Kevin A. Henry	N/A(2)	77,250	154,500	309,000	—	—	—	—	—	—	—
	2/25/10(3)	—	—	—	87,500	175,000	350,000	—	—	—	175,000
	2/25/10(4)	—	—	—	—	—	—	3,981	—	—	87,502
	2/25/10(5)	—	—	—	—	—	—	—	18,657	21.98	87,501
	2/25/10(6)	—	—	—	—	—	—	2,262	—	—	49,718
	2/25/10(7)	—	—	—	—	—	—	15,000	—	—	329,700
Margaret E. Wicklund	N/A(2)	43,250	86,500	173,000	—	—	—	—	—	—	—
	2/25/10(3)	—	—	—	21,650	43,300	86,600	—	—	—	43,300
	2/25/10(4)	—	—	—	—	—	—	984	—	—	21,628
	2/25/10(5)	—	—	—	—	—	—	—	4,611	21.98	21,626
Glenn A. Patcha	N/A(2)	92,800	185,600	371,200	—	—	—	—	—	—	—
	2/25/10(3)	—	—	—	105,000	210,000	420,000	—	—	—	210,000
	2/25/10(4)	—	—	—	—	—	—	4,766	—	—	104,976
	2/25/10(5)	—	—	—	—	—	—	—	22,389	21.98	105,004
Earl D. Leake	N/A(2)	70,150	140,300	280,600	—	—	—	—	—	—	—
	2/25/10(3)	—	—	—	—	—	—	—	—	—	—
	2/25/10(4)	—	—	—	—	—	—	—	—	—	—
	2/25/10(5)	—	—	—	—	—	—	—	—	—	—

(1)	The amounts shown in this column represent the grant-date fair market values of the awards computed in accordance with FASB ASC Topic 718. The grant-date fair values of the performance awards were determined based on our expectations as of the grant dates regarding the probable level of achievement under the awards. We assumed the target level of achievement under each performance award. The assumptions made in determining the fair values of the awards are described beginning on page 37 of our Form 10-K for the fiscal year ended January 1, 2011.

(2)	The amounts shown in this row reflect the threshold, target and maximum incentive awards under the 2010 Annual Plan.

(3)	The amounts shown in this row reflect the threshold, target and maximum performance-based awards under the 2010 Three-Year Plan. Target performance awards are denominated in dollars but are generally paid in Common Stock.

(4)	The amounts shown in this row reflect a grant of restricted stock under the 2010 Three-Year Plan.

(5)	The amounts shown in this row reflect a grant of stock options under the 2010 Three-Year Plan.

(6)	The amounts shown in this row reflect a grant of restricted stock under the 2009 Three-Year Plan.

(7)	The amounts shown in this row reflect a grant of restricted stock in connection with the executive’s initial employment by Snyder’s-Lance in 2010.
Outstanding Equity Awards at Fiscal Year-End 2010
The following table shows the outstanding equity awards held by our named executive officers as of January 1, 2011.

	Option Awards
			Equity
			Incentive Plan
			Awards:
			Number of
	Number of	Number of	Securities
	Securities	Securities	Underlying
	Underlying	Underlying	Unexercised	Option
	Unexercised	Unexercised	Unearned	Exercise	Option
	Options (#)	Options (#)	Options	Price	Expiration
Name	Exercisable(1)	Unexercisable	(#)($)	($)	Date
David V. Singer	83,652	—	—	17.38	02/18/2016
	100,000	—	—	17.43	03/08/2017
	92,196	—	—	19.44	02/23/2019
	85,287	—	—	19.71	02/25/2020
Rick D. Puckett	3,500	—	—	17.50	03/08/2012
	8,950	—	—	14.50	02/21/2013
	16,260	—	—	17.43	03/08/2014
	25,000	—	—	18.79	02/08/2016
	23,499	—	—	14.50	02/21/2018
	23,532	—	—	19.44	02/23/2019
	25,320	—	—	19.71	02/25/2020
Blake W. Thompson	2,800	—	—	17.50	03/08/2012
	6,750	—	—	14.50	02/21/2013
	12,168	—	—	17.43	03/08/2014
	15,000	—	—	15.89	12/19/2015
	17,850	—	—	14.50	02/21/2018
	17,592	—	—	19.44	02/23/2019
	18,657	—	—	19.71	02/25/2020
Kevin A. Henry	18,657	—	—	19.71	02/25/2020
Margaret E. Wicklund	3,450	—	—	17.50	03/08/2012
	4,850	—	—	14.50	02/21/2013
	1,022	—	—	5.38	04/24/2013
	5,643	—	—	17.43	03/08/2014
	17,826	—	—	14.50	02/21/2018
	9,960	—	—	19.44	02/23/2019
	4,611	—	—	19.71	02/25/2020
Glenn A. Patcha	14,479	—	—	19.71	02/02/2011
Earl D. Leake	2,675	—	—	12.18	01/24/2012
	5,800	—	—	17.50	03/08/2012
	7,150	—	—	14.50	02/21/2013
	3,450	—	—	5.38	04/24/2013
	9,957	—	—	17.43	03/08/2014
	19,299	—	—	14.50	02/21/2018
	18,282	—	—	19.44	02/23/2019

(1)	As a result of the merger with Snyder’s, each of the named executive officer’s outstanding shares of restricted stock and unvested options became fully vested on December 2, 2010.
2010 Option Exercises and Stock Vested
The following table shows option exercises and stock vested during the fiscal year ended January 1, 2011.

	Option Awards		Stock Awards
	Number of		Number of	Value
	Shares	Value	Shares	Realized on
	Acquired on	Realized on	Acquired on	Vesting
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	($)(2)(3)(4)
David V. Singer	99,999	$875,613	425,851	$8,555,218
Rick D. Puckett	—	—	87,232	$2,024,872
Blake W. Thompson	—	—	62,022	$1,439,303
Kevin A. Henry	—	—	21,243	$493,475
Margaret E. Wicklund	—	—	20,086	$463,097
Glenn A. Patcha	90,922	$347,966	89,420	$2,097,977
Earl D. Leake	—	—	51,933	$1,204,170

(1)
The amounts shown in this column reflect the aggregate dollar amounts realized upon the exercise of stock options. The amounts show the difference between the market price of our common stock at exercise and the exercise price of the options.

(2)	The amounts shown in this column reflect the aggregate dollar amounts realized upon vesting of stock awards. The amounts were determined by multiplying the number of shares of stock or units by the market value of the underlying shares of our common stock on the vesting dates.

(3)	As a result of the deemed change in control, each of the named executive officer’s outstanding shares of restricted stock and unvested options became fully vested on December 2, 2010.

(4)	For Mr. Singer, this column includes the dollar amount realized upon the vesting of 300,000 restricted stock units, which vested on May 11, 2010 in accordance with the terms of his Restricted Stock Unit Award Agreement.
2010 Pension Benefits
The following table shows information regarding Mr. Leake’s supplemental retirement benefits as of the end of fiscal year 2010.

Number
		of Years	Present Value of	Payments During
	Plan	Credited	Accumulated	Last Fiscal Year
Name	Name	Service (#)(1)	Benefit ($)(2)	($)
Earl D. Leake	Supplemental Retirement Benefit under Retirement Agreement	15	$1,147,505	—

(1)	Represents the number of actual years that Mr. Leake has been provided with the benefit. Mr. Leake has not been given credit for years of service in addition to his actual years of service.

(2)
The amount presented in this column reflects the actuarial present value of Mr. Leake’s accumulated supplemental benefit under his Retirement Agreement, computed as of January 1, 2011. The accumulated supplemental benefit was computed by applying a 2.6% discount rate to the earned portion of the benefit.

The supplemental retirement benefits were originally provided to Mr. Leake through an Executive Severance Agreement. Under the Executive Severance Agreement, Mr. Leake was entitled to a supplemental retirement benefit equal to five times his annual base salary in effect immediately prior to his retirement, payable over 15 years after retirement or until age 75, if earlier. Mr. Leake could also elect to receive his benefit in a lump sum equal to the present value of such payments using an interest rate equal to the yield on the 10-year United States Treasury Bond. The normal retirement age under the agreement was age 60.

Effective January 15, 2010, we entered into a Retirement Agreement (the “Retirement Agreement”) with Mr. Leake. Pursuant to the Retirement Agreement, all benefits under Mr. Leake’s Executive Severance Agreement were terminated, except he remains entitled to a lump sum payment equal to the amount of his “Retirement Benefit” as determined under the Executive Severance Agreement. The effective date of Mr. Leake’s retirement is March 31, 2011.
2010 Nonqualified Deferred Compensation
We maintain a Compensation Deferral and Benefit Restoration Plan (the “Deferral Plan”), which is a non-qualified deferred compensation plan, for certain of our key executive officers. The following table sets forth information regarding the named executive officers’ accounts and benefits under the Deferral Plan for fiscal year 2010.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	in Last FY ($)(1)	in Last FY ($)(2)	in Last FY ($)(3)	Distributions ($)	Last FYE ($)
David V. Singer	—	38,487	13,183	—	117,794
Rick D. Puckett	—	13,043	8	—	40,833
Blake W. Thompson	74,281	7,755	78	—	166,525
Kevin A. Henry	—	—	—	—	—
Margaret E. Wicklund	—	2,041	660	—	7,188
Glenn A. Patcha	37,117	10,197	11,409	—	89,656
Earl D. Leake	141,950	4,104	11,113	81,859	315,159
(1)	Amounts reflected in this column are also reported in the “Salary” column for 2010 or the “Non-Equity Incentive Plan Compensation” column for 2009 of the Summary Compensation Table.

(2)	None of the amounts reflected in this column are reported in the “All Other Compensation” column of the Summary Compensation Table for 2010. These amounts reflect amounts that were contributed by the Company in fiscal year 2010 with respect to fiscal year 2009 employment.

(3)	The amounts reported in this column are not reported in the Summary Compensation Table because no earnings under the Deferral Plan are deemed to be above-market or preferential earnings.
Participants in the Deferral Plan may elect to defer from 1% to 40% of their annual base salary and from 10% to 90% of their annual incentive award under our Annual Plans. In addition, we make contributions to each participant’s account equal to the excess, if any, of (a) the profit sharing contribution that we would have made to the participant’s account under our tax-qualified Profit Sharing and 401(k) Retirement Savings Plan (the “Profit Sharing and 401(k) Plan”) if the amount of the contribution were not limited by Section 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”), over (b) the amount of the profit sharing contribution that we actually made to the participant’s account under our Profit Sharing and 401(k) Plan.
Amounts deferred by participants and contributions made by us are deemed invested by participants in investment choices that are made available by the plan administrator, which are the same investment choices available under our Profit Sharing and 401(k) Plan.
Participants may generally select from the following payment options for each account under the plan:
(a)	a single lump sum payment made seven months after termination of employment;

(b)	a single lump sum payment made in a year specified by the participant that is before the seventh month after termination of employment;

(c)	annual installments over a number of years selected by the participant (but not exceeding 10 years) beginning seven months after termination of employment; or

(d)	annual installments over a number of years selected by the participant (but not exceeding 10 years) beginning in a year specified by the participant that is before the seventh month after termination of employment.

The payment options described under (b) and (d) above are not available for balances with respect to our contributions under the plan. If a participant dies, the participant’s account balances will be payable to the participant’s beneficiary in either a single lump sum or five annual installments as elected by the participant. If a participant elects to receive annual installments, the amount payable on each installment date will be equal to the balance in the participant’s account divided by the number of payments to be made. Participants may also be permitted to withdraw a portion of their accounts in the event of certain unforeseeable emergencies.
2010 Potential Payments Upon Termination or Change in Control
We have agreements and plans that require us to provide compensation or other benefits to our named executive officers in connection with events related to a termination of employment or a change in control. The following table shows the estimated benefits payable to each named executive officer assuming each covered event occurred on January 1, 2011.

	Involuntary
	Termination				Qualifying
	Without				Termination
	Cause Prior				Within 3 Years
	to a Change	Death or		Change in	after a Change
Name and Plans	in Control	Disability	Retirement	Control(1)	in Control
David V. Singer
Cash Severance	$1,400,000	—	—	—	$2,100,000
Incentive Under 2010 Annual Plan	1,400,000	—	—	—	2,158,200
Incentive Under 2010 Three-Year Plan	—	—	—	—	—
Incentive Under 2009 Three-Year Plan	—	—	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Accelerated Vesting of Restricted Stock	—	—	—	—	—
Supplemental Retirement Benefit	—	—	—	—	—
Supplemental Deferred Compensation Plan	221,689	$221,689	$221,689	—	221,689
Profit Sharing “Make Whole”	—	—	—	—	128,700
Health and Dental Insurance	16,667	—	—	—	25,000
Outplacement Services	—	—	—	—	70,000
Excise Tax Gross-Up	—	—	—	—	—

Total	$3,038,356	$221,689	$221,689	—	$4,703,589
Rick D. Puckett
Cash Severance	$413,350	—	—	—	$1,240,050
Annual Performance Incentive	248,010	—	—	—	744,030
Incentive Under 2010 Three-Year Plan	—	—	—	—	—
Incentive Under 2009 Three-Year Plan	—	—	—	—	—
Incentive Under 2006 Five-Year Plan	—	—	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Accelerated Vesting of Restricted Stock	—	—	—	—	—
Supplemental Retirement Benefit	—	—	—	—	—
Supplemental Deferred Compensation Plan	124,599	$124,599	$124,599	—	124,599
Profit Sharing “Make Whole”	—	—	—	—	64,483
Health and Dental Insurance	—	—	—	—	25,000
Outplacement Services	—	—	—	—	82,670
Excise Tax Gross-Up	—	—	—	—	—

Total	$785,959	$124,599	$124,599	—	$2,280,832
Blake W. Thompson
Cash Severance	$309,310	—	—	—	$927,930
Annual Performance Incentive	154,655	—	—	—	491,100
Incentive Under 2010 Three-Year Plan	—	—	—	—	—
Incentive Under 2009 Three-Year Plan	—	—	—	—	—
Incentive Under 2006 Five-Year Plan	—	—	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Accelerated Vesting of Restricted Stock	—	—	—	—	—
Supplemental Retirement Benefit	—	—	—	—	—
Supplemental Deferred Compensation Plan	144,789	$144,789	$144,789	—	144,789
Profit Sharing “Make Whole”	—	—	—	—	45,237
Health and Dental Insurance	—	—	—	—	25,000
Outplacement Services	—	—	—	—	61,862
Excise Tax Gross-Up	—	—	—	—	—

Total	$608,754	$144,789	$144,789	—	$1,695,918
Kevin A. Henry
Total	$—	$—	$—	$—	$—
Margaret E. Wicklund
Cash Severance	$216,300	—	—	—	—
Annual Performance Incentive	86,520	—	—	—	—
Incentive Under 2010 Three-Year Plan	—	—	—	—	—
Incentive Under 2009 Three-Year Plan	—	—	—	—	—
Incentive Under 2006 Five-Year Plan	—	—	—	—	—

Involuntary
	Termination				Qualifying
	Without				Termination
	Cause Prior				Within 3 Years
	to a Change	Death or		Change in	after a Change
Name and Plans	in Control	Disability	Retirement	Control(1)	in Control
Accelerated Vesting of Stock Options	—	—	—	—	—
Accelerated Vesting of Restricted Stock	—	—	—	—	—
Supplemental Retirement Benefit	—	—	—	—	—
Supplemental Deferred Compensation Plan	—	—	—	—	—
Profit Sharing “Make Whole”	—	—	—	—	—
Health and Dental Insurance	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—

Total	$302,820	—	—	—	—
Earl Leake
Cash Severance	—	—	—	—	—
Annual Performance Incentive	—	—	—	—	—
Incentive Under 2010 Three-Year Plan	—	—	—	—	—
Incentive Under 2009 Three-Year Plan	—	—	—	—	—
Incentive Under 2006 Five-Year Plan	—	—	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Accelerated Vesting of Restricted Stock	—	—	—	—	—
Supplemental Retirement Benefit	—	$1,147,505	$1,147,505	—	—
Supplemental Deferred Compensation Plan	—	361,182	361,182	—	—
Profit Sharing “Make Whole”	—	—	—	—	—
Health and Dental Insurance	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—

Total	—	$1,508,687	$1,508,687	—	—
(1)	A change in control occurred under the Lance plans on December 2, 2010 in connection with the merger with Snyder’s. As a result, no additional change in control payments or benefits would have been payable in connection with a change in control occurring on January 1, 2011. See the Summary Compensation Table and related notes beginning on page 30 and the following discussion for additional information regarding the compensation and benefits paid in connection with the change in control resulting from the merger.
The following narrative describes the terms of our agreements and plans that relate to payments in connection with a termination of employment or change in control.
2010 Annual Plan
Under the 2010 Annual Plan, in the event of death, permanent disability or retirement, each participant in the plan would be paid a pro rata amount based on our actual performance under the 2010 Annual Plan. The term “retirement” is defined as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.
In the event of a “change in control,” each participant would be paid a pro rata amount equal to the greater of the participant’s target incentive or our actual results for the year-to-date, based on the number of days in the year preceding the change in control.
Under the 2010 Annual Plan, a “change in control” will generally be deemed to occur upon:
•	the acquisition of 25% or more of the combined voting power of our securities by any person or group, other than a trustee or fiduciary holding securities under one of our employee benefit plans, a corporation owned by our current stockholders, or a member of the Van Every Family, which includes the descendents of Salem A. Van Every, Sr. and their spouses;

•	a change in the majority of our board of directors over a two year period;

•	approval by the stockholders of a plan of complete liquidation of our Company or the sale of substantially all of our assets to an entity of which our current stockholders own less than 60% of the voting control; or

•	approval by the stockholders of a merger, consolidation or reorganization after which our current stockholders own less than 60% of the voting control of our Company or the surviving entity.

2010 and 2009 Three-Year Plans
Under the Three-Year Plans, in the event a participant voluntarily terminates employment (other than for retirement) or is terminated involuntarily, no payments will be made under outstanding performance awards.
In the event of death or disability before the end of the performance period, any outstanding performance award will be paid in cash based on target performance. In the event of death or disability on or after the end of the performance period, any outstanding performance award will be paid in cash based on actual performance. In the event of death or disability, any unvested stock options or shares of restricted stock granted under the Three-Year Plans will become fully vested as of the date of such event.
In the event of retirement, (i) any outstanding performance award will be paid in cash based on actual performance, (ii) unvested stock options will continue to vest for a period of six months after retirement, and (iii) unvested shares of restricted stock will become vested pro rata based on the number of full months elapsed since the award date. The term “retirement” is defined in the Three-Year Plans as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.
In the event of a change in control, any outstanding performance awards will be paid in cash pro rata based on the greater of (a) target performance or (b) actual performance through the closing date with such proration based on the number of days in the performance period preceding the date of the closing of the change in control. All unvested stock options and unvested shares of restricted stock will become fully vested and exercisable as of the date of a change in control. The definition of a change in control is substantially similar to the definition under the 2010 Annual Plan, as described above.
2006 Five-Year Plan
Under the 2006 Five-Year Plan, in the event of death, disability or retirement, each participant in the 2006 Five-Year Plan would receive a pro rata payment based on the time in which the individual participated in the plan and our actual performance under the 2006-Five Year Plan. The term “retirement” is defined in the plan as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.
In the event of a change in control, each participant is entitled to a pro rata payment (either in shares or cash, as determined by Lance) calculated based on the actual average results under the 2006 Five-Year Plan for the 90 days ending on the day before the change in control or, in certain circumstances, based on the closing price on the last trading day before the change in control. The proration applies to both the number of units covered by the award and the applicable performance targets, and is based on the number of days in the five-year performance period preceding the change in control. The definition of a change in control is substantially similar to the definition in the 2010 Annual Plan, as described above.
Compensation Deferral and Benefits Restoration Plan
Under the Deferral Plan, participants are entitled to certain payments in connection with a termination of employment or death. The terms of the Deferral Plan are described beginning on page 36.
Agreements with the Chief Executive Officer
Employment Agreement. On May 11, 2005, we entered into an Executive Employment Agreement, as amended (the “Employment Agreement”), with Mr. Singer in connection with his appointment as our Chief Executive Officer. If Mr. Singer’s employment is terminated by us prior to a change of control and without cause, we would be required to provide Mr. Singer with the following:
(a)	a payment equal to his accrued base salary and benefits as of the date of termination;

(b)	a pro rata payment under our Annual Performance Incentive Plan based on the actual results for the year;

(c)	an amount equal to two times his base salary plus two times his then current target incentive under our Annual Performance Incentive Plan;

(d)	up to 24 months of health insurance and dental plan coverage;

(e)	a pro rata payment with respect to each outstanding performance cycle under our Three-Year Incentive Plans based on the actual results for the performance cycle;

(f)	immediate vesting of all unvested options and the ability to immediately exercise such options; and

(g)	any other amounts or benefits required to be paid under any of our other agreements, plans, policies or arrangements through the date of termination.
In the event of termination for death or disability, we have agreed to provide Mr. Singer with the payments and benefits listed under items (a), (b), (e), (f) and (g) above.
Compensation and Benefits Assurance Agreement. Mr. Singer is also a party to a Compensation and Benefits Assurance Agreement (a “Benefits Agreement”), which will continue for as long as he is employed with us under the terms of his Executive Employment Agreement. In the event of a change in control, there is an automatic three-year extension of the Benefits Agreement.
Benefits are payable under the Benefits Agreement only if one of the following events occurs within three years after a change in control:
(a)	involuntary termination without cause;

(b)	voluntary termination for good reason; or

(c)	breach of the Benefits Agreement by us or our successor.
We refer to each of these covered events as a “qualifying termination.” The definition of a change in control is substantially similar to the definition in the 2010 Annual Plan.
If a qualifying termination occurs within three years following a change in control, Mr. Singer would receive the following:
(a)	his accrued base salary and benefits as of the date of termination;

(b)	an amount equal to three times his base salary plus three times the greater of his prior year cash incentive or current year target incentive under our Annual Plan;

(c)	a pro rata payment based on the greater of his current year target incentive or the actual incentive earned through the date of the termination under our Annual Plan;

(d)	an amount equal to the amounts paid under items (a), (b) and (c) above multiplied by the highest percentage of his compensation contributed to his account under our qualified profit sharing plan during the three years prior to termination;

(e)	up to 36 months of health and dental plan insurance;

(f)	outplacement services for up to one year, with a maximum cost of 10% of his base salary;

(g)	immediate vesting of all unvested stock options; and

(h)	an amount equal to any Federal excise taxes payable by the executive.
Mr. Singer’s Employment Agreement, as described above, provided for an award of 300,000 restricted stock units pursuant to a Restricted Stock Unit Award Agreement, as amended (the “RSU Agreement”). Under the RSU Agreement, Mr. Singer’s restricted stock units would become fully vested upon (i) a qualifying termination following a change in control or (ii) termination due to death or disability. In the event of involuntary termination without cause, Mr. Singer’s restricted stock units would vest as follows: 16.67% prior to May 11, 2006; 33.33% on or after May 11, 2006; 50.00% on or after May 11, 2007; 66.67% on or after May 11, 2008; 83.33% on or after May 11,

2009; and 100% on or after May 11, 2010. The restricted stock units became fully vested and settled on May 11, 2010.
Agreements with Other Named Executive Officers
Severance Agreements. Mr. Puckett, Mr. Thompson, Ms. Wicklund and Mr. Patcha were each party to a substantially similar Executive Severance Agreement as of January 1, 2001 (the “Severance Agreements”).
Under the Severance Agreements, each executive was entitled to the following payments in the event of an involuntary termination without cause and prior to a change in control:
(a)	accrued base salary and benefits as of the date of termination;

(b)	an amount equal to base salary plus current year target incentive under our Annual Performance Incentive Plan;

(c)	a pro rata incentive payment based on the greater of current year actual incentive or current year target incentive under the Annual Plan.
The initial term of the Severance Agreements is three years with automatic renewals for successive one-year terms. Each Severance Agreement may be terminated on one year’s notice prior to the end of an initial or renewal term.
Compensation and Benefits Assurance Agreements. Mr. Puckett, Mr. Thompson and Mr. Patcha were parties to a Compensation and Benefits Assurance Agreement (the “Executive Benefits Agreements”) as of January 1, 2011. Each of these Benefits Agreements is substantially identical to Mr. Singer’s Benefits Agreement, except for the term and termination provisions and definition of a “qualifying termination.”
Under the Executive Benefits Agreements, the definition of a “qualifying termination” is identical to the definition under Mr. Singer’s Benefits Agreement, except it also includes a voluntary termination for any reason during the thirteenth month following a change in control. In addition, the initial term of the Executive Benefits Agreements is three years. After the initial term, each Executive Benefits Agreement automatically renews for successive one-year terms and may be terminated by the Company on one-year’s notice prior to the end of an initial or renewal term. In the event of a change in control, there is an automatic three-year extension of each Benefits Agreement. Mr. Singer’s Benefits Agreement will continue for as long as he is employed by us under the terms of his Employment Agreement. In February 2011, Mr. Puckett’s Benefits Agreement was amended to, among other things, eliminate from the definition of “qualifying termination” a voluntary termination for any reason during the thirteenth month following a change in control.
Mr. Patcha was party to a Compensation and Benefits Assurance Agreement during 2010, which provided for the following payments and benefits in the event of a “qualifying termination” of employment within three years after a change in control:
(a)	accrued base salary and benefits as of the date of the qualifying termination;

(b)	an amount equal to the sum of (i) three times his base salary in effect on the date of the qualifying termination or, if greater, his base salary immediately before the change in control, plus (ii) three and one-half times the greater of his prior year annual cash incentive or current year target incentive under the Company’s Annual Performance Incentive Plan.

(c)	a pro rata payment based on the greater of his current year target incentive or the actual incentive earned through the date of the termination under the Company’s Annual Performance Incentive Plan;

(d)	an amount equal to the amounts paid under items (a), (b) and (c) above multiplied by the highest percentage of his compensation contributed to his account under the Company’s qualified profit sharing plan during the three years prior to termination;

(e)	up to 36 months of health and dental plan insurance;

(f)	outplacement services for up to two years, at a maximum cost of 20% of his base salary;

(g)	immediate vesting of any unvested stock options; and

(h)	an amount to cover, on an after-tax basis, any Federal excise taxes payable by Mr. Patcha.
Following the merger with Snyder’s, Mr. Patcha resigned from the Company effective as of December 20, 2010. Mr. Patcha’s resignation qualified as a “qualifying termination” within three years of a “change in control.” As a result, Mr. Patcha was entitled to receive the following severance compensation and benefits in accordance with the terms of his Compensation and Benefits Assurance Agreement:

		Qualifying
		Termination
		Within 3 Years
	Change in	after a Change
Name and Plans	Control	in Control
Glenn A. Patcha
Base Salary	—	$1,113,600
Annual Performance Incentive	$173,300	687,400
Incentive Under 2010 Three-Year Plan	65,000	—
Incentive Under 2009 Three-Year Plan	95,200	—
Incentive Under 2006 Five-Year Plan	1,242,000	—
Accelerated Vesting of Stock Options	108,988	—
Accelerated Vesting of Restricted Stock	257,714	—
Supplemental Deferred Compensation Plan	—	89,656
Profit Sharing “Make Whole”	—	54,284
Health and Dental Insurance	—	25,000
Outplacement Services	—	74,234
Excise Tax Gross-Up	—	—

Total	$1,942,202	$2,044,174
Retirement Agreement. Effective January 15, 2010, we entered into a Retirement Agreement (the “Retirement Agreement”) with Mr. Leake. Pursuant to the Retirement Agreement, Mr. Leake agreed to continue to serve as a Senior Vice President and assist us with transitioning his duties and responsibilities and special projects until March 31, 2011 (the “Retirement Date”). Mr. Leake resigned from all other offices, committees and positions he held with us. Mr. Leake also agreed to comply with certain non-solicitation covenants until March 31, 2012.
Mr. Leake is entitled to compensation and benefits under the Retirement Agreement, including: (a) his 2009 base salary through January 1, 2011 and current annual incentive level under the 2009 and 2010 Annual Plans; (b) continuation of his automobile allowance until the Retirement Date; (c) a lump sum payment equal to the amount of his “Retirement Benefit” determined in accordance with the formula in his Executive Severance Agreement; (d) his vested interests in executive incentive plans in which he participated through the Retirement Date; (e) continued participation in our 2010 Annual Performance Incentive Plan; and (f) his vested interests in and continued participation in other company sponsored benefit and welfare plans on the same basis as our other active employees through the Retirement Date.
All other benefits and agreements with us that were not specified in the Retirement Agreement, including Mr. Leake’s Amended and Restated Compensation and Benefits Assurance Agreement and the Executive Severance Agreement, were terminated as of January 15, 2010 and replaced by the compensation and benefits provided in the Retirement Agreement.
Risk Analysis of Compensation Programs
We have considered our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on Snyder’s-Lance.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information concerning our outstanding equity compensation arrangements as of January 1, 2011.

	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price of	available for future issuance
	exercise of	outstanding	under equity compensation
	outstanding options,	options, warrants	plans (excluding securities
	warrants and rights	and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,447,520	$19.55	1,873,688
Equity compensation plans not approved by security holders (2)	2,248,568	$3.96	—

Total	3,696,088	$10.07	1,873,688

(1)
Includes the 1995 Director Option Plan, which was approved by the stockholders on April 21, 1995, the Lance, Inc. 1997 Incentive Equity Plan, which was approved by the stockholders on April 18, 1997, the Lance, Inc. 2003 Key Employee Stock Plan, which was approved by the stockholders on April 24, 2003, the Lance, Inc. 2003 Director Stock Plan, which was approved by the stockholders on April 24, 2003, the Lance, Inc. 2007 Key Employee Stock Plan, as amended, which was approved by the stockholders on May 4, 2010, and the Lance, Inc. 2008 Director Stock Plan, which was approved by the stockholders on April 24, 2008.

(2)	Includes the Snyder’s of Hanover, Inc. Non-qualified Stock Option Plan, as amended on September 30, 2010. Outstanding options under the plan were assumed by the Company in connection with the merger.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
William R. Holland, W.J. Prezzano, Dan C. Swander, Isaiah Tidwell, S. Lance Van Every, C. Peter Carlucci, Jr. and John E. Denton served on the compensation committee in fiscal year 2010. None of the directors who served on the compensation committee in fiscal year 2010 served as one of our employees in fiscal 2010 or has ever served as one of our officers. During fiscal year 2010, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our board of directors or compensation committee.
COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended January 1, 2011.
Submitted by the Compensation Committee of the Board of Directors.

William R. Holland, Chair W.J. Prezzano C. Peter Carlucci, Jr. Dan C. Swander John E. Denton Isaiah Tidwell

AUDIT COMMITTEE REPORT
The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Snyder’s-Lance and the integrated audits of its financial statements, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for our financial statements and financial reporting processes, including our systems of internal controls.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 1, 2011. During the past fiscal year, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards, including the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.
The Audit Committee approved in advance all audit and non-audit services for 2010. These services are outlined in more detail under “Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm.” The Audit Committee also discussed with our internal audit accountants and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal audit accountants and our independent registered public accounting firm, with and without management present, to discuss the results of their examination and their evaluations of the internal controls and the overall quality of financial reporting of Snyder’s-Lance.
Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of Snyder’s-Lance for the fiscal year ended January 1, 2011 be included in its Annual Report on Form 10-K for such fiscal year.
Submitted by the Audit Committee of the Board of Directors.

Jeffrey A. Atkins, Chair W.J. Prezzano Peter P. Brubaker Isaiah Tidwell James W. Johnston
RELATED PERSON TRANSACTIONS
Policy for Review of Transactions with Related Persons
The board of directors has a policy requiring approval of transactions between Snyder’s-Lance and its directors, director nominees, executive officers, greater than five percent beneficial stockholders, and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. Under the policy, such transactions must be approved by either (1) a majority of the disinterested members of the governance and nominating committee or (2) a majority of the independent and disinterested members of the board. In either case, a related person transaction may not be approved by a single director.
Transactions with Related Persons
The following is a description of related person transactions entered into by Snyder’s or Snyder’s-Lance in fiscal year 2010.
In fiscal year 2010, Snyder’s, which became a wholly-owned subsidiary of Lance on December 6, 2010, engaged in business transactions with MAW Associates, LP (“MAW Associates”), ARWCO Corporation (“ARWCO”), and Warehime Enterprise, Inc. (“WEI” and, together with MAW Associates and ARWCO, the “Businesses”), each of which provides financing to Snyder’s independent operators and distributors for the purchase of trucks and routes. Each of the Businesses and Snyder’s have entered into an agreement pursuant to which Snyder’s provides certain administrative services, including deducting loan payments from distributors’ weekly settlement and remitting the payments to the respective Business.
The following table sets forth (i) the outstanding aggregate amount of each Business’ loans to distributors, (ii) the aggregate amount of the loan payments collected by Snyder’s and paid to each Business, and (iii) the aggregate amount of management fee paid by each Business to Snyder’s during the fiscal year ended January 1, 2011. The management fee paid by each Business is recalculated each year to reimburse Snyder’s for the actual costs it incurs to provide these services.

		Loan Payments
		Collected by
		Snyder’s and	Management Fees Paid
	Distributor Loans	Remitted to	by Business to
Business	Outstanding ($)	Business ($)	Snyder’s ($)
MAW Associates	36,357,632	4,048,132	64,059
ARWCO	4,334,149	544,538	19,928
WEI	5,389,170	830,963	23,858
The governance and nominating committee believes that the transactions described above are no less favorable to the Company than those available from an unrelated third party in an arms’ length transaction.
The following related persons have interests in the Businesses.
MAW Associates. Patricia A. Warehime is the sole member of MAW, LLC. Michael A. Warehime, her husband, is the President and CEO of MAW, LLC, and Charles E. Good is the Vice President, Secretary/Treasurer of MAW, LLC. Mr. Warehime and Mr. Good have authority to manage the affairs of MAW, LLC. Mrs. Warehime, Mr. Warehime and Mr. Good do not receive additional compensation for their roles with MAW, LLC.
MAW, LLC is the general partner of, and owns a 1% general partnership interest in, MAW Associates. Mr. Warehime is the President of MAW Associates. Each of Mr. and Mrs. Warehime’s three daughters owns 33% of the limited partnership interests in MAW Associates. None of Mrs. Warehime, Mr. Warehime or Mr. Good receives compensation from MAW Associates.
ARWCO. Mr. Warehime is the President of ARWCO, and Mr. Good is Vice President, Secretary and Treasurer of ARWCO. The daughters of Mr. and Mrs. Warehime have the following ownership interests in ARWCO: Susan Rupp owns 11.1%, Katherine Mininger owns 11.1%, and a trust for the benefit of Elizabeth Warehime owns 11.1% (although Elizabeth Warehime has no voting control over the stock held in this trust, of which Mr. Good is the trustee). Mr. Warehime’s and Mrs. Yelland’s brother and sister-in-law, John and Patricia M. Warehime, own 30.3% of ARWCO. Mrs. Yelland’s son, Steven B. Yelland, owns 16.7% of ARWCO and is a director, and her daughter, Ann Adornetto, owns 16.7%.
WEI. Mr. Warehime owns 52.7% of the stock of WEI and serves as its President and as a Director. Mr. Good is the Vice President, Secretary and Treasurer of WEI. Mr. and Mrs. Warehime’s three daughters own an aggregate of 4.1% of WEI. Mrs. Yelland owns 13.6% of the stock. Mr. Warehime’s and Mrs. Yelland’s brother and sister-in-law, John and Patricia M. Warehime, own 16.9%. Mr. Warehime received dividends from WEI in the amount of $55,319 during fiscal year 2010. Ms. Yelland received dividends from WEI in the amount of $22,902 in fiscal 2010.
C. Peter Carlucci, Jr. is a member of Eckert Seamans Cherin & Mellott, LLC (“Eckert”), which served as outside legal counsel to Snyder’s during fiscal year 2010. Snyder’s paid Eckert $1.2 million during the calendar year 2010. Mr. Carlucci’s son, Carl P. Carlucci, III, is a Business Development Manager of Snyder’s of Hanover Mfg., Inc., a subsidiary of Snyder’s-Lance. His compensation for fiscal year 2010 was $134,954.
Mr. Warehime has had certain split dollar life insurance policy arrangements with Snyder’s since 1989, which he entered into as part of Snyder’s executive insurance program. In connection with the merger, the policies were purchased from the Company by an irrevocable trust for approximately $2.4 million. Mr. Warehime is the grantor of the trust. There were no gains or losses realized by Snyder’s-Lance as a result of this transaction.

PROPOSAL 2 – RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has selected KPMG LLP as our independent registered public accounting firm for fiscal year 2011. We are presenting this selection to our stockholders for ratification at the annual meeting.
KPMG LLP has audited our consolidated financial statements since fiscal year 1991. Representatives of KPMG LLP are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required. We are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider its selection of KPMG LLP.
Fees Paid to KPMG LLP
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for the fiscal years ended January 1, 2011 and December 26, 2009 and fees billed for other services rendered by KPMG LLP during those periods.

	FY 2010	FY 2009
Audit Fees (1)	$841,000	$625,000
Audit-Related Fees (2)	—	28,606
Tax Fees (3)	7,530	9,100
All Other Fees (4)	364,196	—

Total	$1,212,726	$662,706

(1)
Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements, audit of management’s assertion relating to internal controls over financial reporting and reviews of the financial statements included in our Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” For fiscal year 2009, this category included fees related to general accounting assistance.

(3)
Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance and review. For fiscal years 2010 and 2009, these services include the review of our federal, state and foreign tax returns.

(4)
All Other Fees consists of aggregate fees billed for products and services other than the services reported above. In fiscal year 2009, we were not billed for any services in this category. For fiscal year 2010, this category consists of fees billed for due diligence services related to the merger with Snyder’s.

Audit Committee Pre-Approval of Audit and Non-Audit Services
The audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Proposed services may either be subject to case-by-case pre-approval by the audit committee or may be pre-approved by the audit committee on a categorical basis. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The audit committee has delegated pre-approval authority to its Chairman and may delegate such pre-approval authority to another member of the audit committee in its discretion. Any services approved by the Chairman or such other member of the audit committee must be reported to the full audit committee at its next scheduled meeting. Our Corporate Controller is required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval policies and the fees for the services performed to date. None of the fees paid by us to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the audit committee after services were rendered pursuant to the de minimis exception established under the regulations of the SEC.
Vote Required
The affirmative vote of a majority of the votes cast is required to ratify the selection of KPMG LLP. Abstentions and broker non-votes are not counted as being cast for purposes of ratifying the selection of KPMG LLP.
Recommendation of the Board
The board of directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION
This Proposal 3 enables our stockholders to cast a non-binding, advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the “Executive Compensation” section beginning on page 17 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.
We are asking our stockholders to indicate their support for our executive compensation programs as described in this proxy statement. This Proposal 3 gives our stockholders the opportunity to express their views on the compensation of our executive officers. This vote is not intended to address any specific term of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the “Executive Compensation Tables” and any related material disclosed in this proxy statement, is hereby APPROVED.”
This vote is advisory and will not be binding. However, the board and the compensation committee value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our executive officers.
Vote Required
The affirmative vote of a majority of the votes cast is required to approve, on an advisory basis, the resolution approving the compensation paid to our named executive officers. Abstentions and broker non-votes will not be counted as being cast for purposes of approving the advisory resolution.
Recommendation of the Board
The board of directors unanimously recommends that you vote “FOR” the advisory resolution approving the compensation paid to our named executive officers.

PROPOSAL 4 – ADVISORY VOTE ON FREQUENCY OF
HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
As described in Proposal 3 above, our stockholders are being provided the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers. The advisory vote is typically referred to as a “say-on-pay vote.”
This Proposal 4 affords our stockholders the opportunity to cast a non-binding, advisory vote on how frequently say-on-pay votes should be held in the future. Under this Proposal 4, our stockholders may vote to hold say-on-pay votes every year, every two years or every three years. Alternatively, you may abstain from casting a vote.
After careful consideration, our board of directors believes that say-on-pay votes should be held every year. In formulating its recommendation, our board of directors believes that giving our stockholders the right to cast an annual advisory vote on the compensation of our named executive officers is a good corporate governance practice and is in the best interests of our stockholders, allowing our stockholders to provide us with frequent and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.
Because this vote is advisory and will not be binding, the board of directors may decide that it is in the best interests of our stockholders and Snyder’s-Lance to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.
Vote Required
The affirmative vote of a majority of the votes cast is required to approve, on an advisory basis, the frequency for holding future advisory votes on the compensation of our named executive officers. Abstentions and broker non-votes will not be counted as being cast for purposes of the proposal.
Recommendation of the Board
The board of directors unanimously recommends that you vote to hold say-on-pay votes “EVERY YEAR”.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
If any stockholder wishes to present, in accordance with SEC Rule 14a-8, a proposal to the stockholders of Snyder’s-Lance at the 2012 annual meeting, such proposal must be received by us at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before December 1, 2011. Pursuant to SEC rules, submitting a proposal does not guarantee that it will be included in the proxy materials.
In accordance with the Company’s Bylaws, in order to be properly brought before the 2012 annual meeting of stockholders, a stockholder’s notice of a proposal the stockholder wishes to present (other than a proposal brought pursuant to SEC Rule 14a-8), or a person or persons the stockholder wishes to nominate as a director, must be delivered to us at our principal executive offices no earlier than January 19, 2012 and no later than February 18, 2012. To be in proper form, such stockholder’s notice must include the specified information concerning the proposal or nominee as described in the Bylaws. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept any such proposal that is not in proper form or submitted in compliance with the procedures specified in our Bylaws.
Notice of stockholder proposals should be sent to Secretary, Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Harris Building, Suite 900, Charlotte, North Carolina 28277.
2010 ANNUAL REPORT TO STOCKHOLDERS
This proxy statement is accompanied by our 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended January 1, 2011. The Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material. Copies of this proxy statement and the 2010 Annual Report to Stockholders are available at www.lanceinc.com.
OTHER MATTERS
Snyder’s-Lance knows of no other matters to be submitted to the stockholders at the 2011 annual meeting other than those identified in this proxy statement. If any other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 2, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/LNCE • Follow the steps outlined on the secured website.

Vote by telephone
     • Call toll free 1-800-652-VOTE (8683) within the USA,
        US territories & Canada any time on a touch tone
        telephone. There is NO CHARGE to you for the call.
•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
A	Proposals — The Board of Directors recommends a vote FOR all the listed nominees, FOR Proposals 2 and 3 and “1 YR” on Proposal 4.

1. Election of Directors:	01 - C. Peter Carlucci, Jr.	02 - James W. Johnston	03 - W. J. Prezzano	04 - Patricia A. Warehime

						01	02	03	04	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	Ratification of selection of KPMG LLP as independent public accounting firm.		☐	☐	☐	3.	Approval, on an advisory basis, of the compensation of Snyder’s-Lance, Inc.’s named executive officers.	☐	☐	☐
		1 Yr	2 Yrs	3 Yrs	Abstain
4.	Advisory vote on the frequency of the advisory vote on the compensation of Snyder’s-Lance, Inc.’s named executive officers.	☐	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼
Proxy —Snyder’s-Lance, Inc.
Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held May 3, 2011
The stockholder signing on the reverse hereby appoints David V. Singer, Carl E. Lee, Jr. and Rick D. Puckett, and each of them, proxy holders, with full power of substitution, with the powers the stockholder would possess if personally present, to vote, as designated hereon, all shares of the $.83-1/3 par value Common Stock of the stockholder in Snyder’s-Lance, Inc. at the Annual Meeting of the Stockholders to be held on May 3, 2011, and at any adjournment or postponement thereof.
This proxy will be voted as specified hereon and, unless otherwise directed, will be voted FOR the election of all nominees as directors and FOR proposals 2 and 3 and for “1YR” on Proposal 4. The proxy holders are also authorized to vote upon all other matters as may properly come before the meeting, or at any adjournment or postponement thereof, utilizing their best judgement as set forth in the Proxy Statement.
Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.
Please date and sign on the reverse and return promptly in the enclosed postage paid envelope.
(Continued and to be signed on the reverse side)